                                                                    Exhibit 10.1

                           SALE AND PURCHASE AGREEMENT

     THIS SALE AND PURCHASE AGREEMENT, dated as of July 20, 2006 is made by and among (i) Lear Corporation, a Delaware corporation ("Lear"); (ii) the Asset Sellers, whose names are set forth on Part A of Schedule 1; (iii) the Stock Sellers, whose names are set forth on Part B of Schedule 1; (iv) International Automotive Components Group, LLC, a Delaware limited liability company ("IAC");
(v) the Asset Buyers (as hereinafter defined); and (vi) the Stock Buyers (as hereinafter defined). Lear and each Asset Seller and Stock Seller is referred to herein individually as a "Seller," and Lear, the Asset Sellers and the Stock Sellers are collectively referred to herein as the "Sellers." IAC and each Asset Buyer and Stock Buyer is referred to herein individually as a "Buyer," and IAC, the Asset Buyers and the Stock Buyers are collectively referred to herein as the "Buyers." Each Seller and each Buyer may hereafter be referred to as a "party" or collectively as "parties."

                                    RECITALS

     The Asset Sellers and the Sale Companies (as hereinafter defined) are engaged in the research, development, engineering, design, manufacturing or outsourcing, distributing, marketing and selling of automotive interiors components to customers in Europe.

     The Asset Sellers desire to transfer, sell, convey, assign and deliver to the Asset Buyers, and the Asset Buyers desire to purchase and accept from the Asset Sellers, the Purchased Assets (as hereinafter defined), and the Stock Sellers desire to sell to the Stock Buyers and the Stock Buyers desire to purchase, the Sale Shares (as hereinafter defined), in each case, on the terms and subject to the conditions of this Agreement.

     The Asset Sellers desire to assign to the Asset Buyers, and the Asset Buyers are willing to assume, the Assumed Liabilities (as hereinafter defined) on the terms and subject to the conditions of this Agreement.

     Lear and IAC desire that the foregoing transactions be completed on such terms and subject to such conditions and, together with the other Sellers and Buyers respectively, wish to make certain representations, warranties and covenants in connection therewith.

     Now, therefore, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 Definitions. In addition to the terms defined elsewhere herein, the following terms, as used herein, have the following meanings when used herein with initial capital letters:

     "Accounting Firm" means Deloitte & Touche LLP, or such other firm as may be agreed in writing by IAC and Lear.

     "Acquired Rights Directive" means any legislation, regulation, enactment or other instrument implementing the provisions of EC Directive 2001/23/EC dated March 12, 2001.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person on or after the date of this Agreement. For the purposes of this Agreement, "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" means this Sale and Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof.

     "Amended LLC Agreement" means the amended and restated limited liability company agreement of IAC, the form of which is attached hereto as Exhibit A.

     "Ancillary Agreements" means (i) the Transition Services Agreement; (ii) the Local Bills of Sale; (iii) the Intellectual Property Agreements; (iv) the Amended LLC Agreement; (v) the Registration Rights Agreement; (vi) the Real Estate Assignments, (vii) the Supply Agreement, and (viii) all other instruments, assignments, certificates, bills of sale and other agreements entered into by the Sellers and the Buyers (or any of them) in connection with the consummation of the transactions contemplated by this Agreement.

     "Antitrust Laws" means any statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate action having the purpose or effect of monopolization or restraint of trade.

     "Asset Bills of Sale" means the German Bill of Sale, the Polish Bill of Sale and the Swedish Bill of Sale and "Asset Bill of Sale" means any of them.

     "Asset Buyers" means the German Buyer, the Polish Buyer and the Swedish Buyer, and "Asset Buyer" means any of them.

     "Asset Sellers" means the German Seller, the Polish Seller and the Swedish Seller, and "Asset Seller" means any of them.

     "Assumed Operating Liabilities" means all Liabilities of the Asset Sellers or the Sale Companies, as the case may be, arising out of or relating to the ownership of the Purchased Assets (in the case of the Asset Sellers) or the operation of the Business prior to or following the Closing in the following categories of Liabilities: product warranty, product liability, litigation and environmental. The Assumed Operating Liabilities of a Sale Company shall not include any of the foregoing Liabilities to the extent such Liabilities are attributable to an asset of such Sale Company that is removed from such Sale Company by a Seller in compliance with or pursuant to this Agreement.

     "Balance Sheet Date" means July 1, 2006.

     "Balance Sheet" means the unaudited consolidated balance sheet for the Business and the Sale Companies as of the Balance Sheet Date.

     "Benefit Plans" means any employee benefit plan, program or scheme, of any Seller, any Sale Company or any of their respective Affiliates, in each case under which current or former employees of the Business or a Sale Company are eligible to participate or derive a benefit and as to which any Seller, any Sale Company or any of their respective Affiliates has any actual or contingent liability with respect to the current or former employees of the Business or a Sale Company.

     "Borealis Plan" means the Lear Corporation Sweden AB ITP/ITPK plan administered by the Pensions Registrerings Institutet and insured by the Forsakringsbolaget Pensions Garanti made pursuant to a collective agreement between Confederation of Swedish Enterprise and the PTK (confederation of Swedish Unions).

     "Business" shall mean the business and operations comprising Lear's European Interior Systems Division (consisting of instrument panels, headliners, door panels and other miscellaneous automotive plastic parts) as of the Closing Date, excluding Lear's operations in Italy and Offranville, France.

     "Business Day" means a day that is not a Saturday, Sunday or a day on which commercial banking institutions located in New York City are authorized or required to close.

     "Buyer Parties" means IAC and its Subsidiaries as of the date hereof and "Buyer Party" means any of them.

     "C&A Acquisition Agreement" means the sale agreement, dated November 28, 2005, among Collins & Aikman Group Companies (in administration), the Administrators listed therein and IAC Acquisition Corporation Limited and the schedules thereto.

     "C&A Closing" means the closing of all the transactions contemplated by the C&A Acquisition Agreement which occurred on May 31, 2006.

     "Cash and Cash Equivalents" means all cash and cash equivalents of the Asset Sellers, including marketable securities.

     "Closing Net Working Capital" means the Net Working Capital as of the Closing Date, determined pursuant to the procedures set forth in Section 4.3.

     "Code" means the U.S. Internal Revenue Code of 1986, as amended.

     "Contracts" means all contracts, leases, licenses and all other legally binding commitments, including shop agreements and collective bargaining agreements which become binding due to a Person's membership in an employer's organization.

     "Contributed Assets" means the Promissory Notes, the Contributed Cash and the Contributed IP, collectively.

     "Contributed Cash" means $2,704,174 in cash consisting of $2,700,000 for the Purchased Assets of the Polish Seller and $4,174 for Lear Holdings Kft.'s 0.00773% ownership of interest in the Czech Sale Company.

     "Contributed IP" means the Intellectual Property Rights transferred pursuant to Section 2.1(a)(vi).

     "Corresponding Asset Seller" means (i) with respect to the German Buyer, the German Seller; (ii) with respect to the Polish Buyer, the Polish Seller; and
(iii) with respect to the Swedish Buyer, the Swedish Seller.

     "Current Assets" means all accounts receivable, inventory and prepaid expenses, Short-Term Tooling and Engineering Assets and all other current assets determined in accordance with GAAP (including all inter-company trade accounts receivable between an Asset Seller or a Sale Company and Lear or any of Lear's Subsidiaries but excluding all other inter-company receivables between an Asset Seller or a Sale Company and Lear or any of Lear's Subsidiaries).

     "Current Liabilities" means all accounts payable and accrued expenses and all other current liabilities determined in accordance with GAAP (including all inter-company trade accounts payable between an Asset Seller or a Sale Company and Lear or any of Lear's Subsidiaries but excluding all other inter-company payables between an Asset Seller or a Sale Company and Lear or any of Lear's Subsidiaries), excluding all accrued income Taxes of any Asset Seller or Sale Company.

     "Customer Contract" means all Contracts between an Asset Seller and a customer of the Business.

     "Czech Bill of Sale" means the bill of sale substantially in the form of Exhibit B-1 to be entered into by the Czech Sellers and the Czech Buyers as of the Closing pursuant to which the transfer of all of the issued and outstanding shares in the capital of the Czech Sale Company will be effected.

     "Czech Buyers" means International Automotive Components Group SARL and International Automotive Components Group Limited, or such other Persons designated to be the Czech Buyers by IAC in writing at or prior to the Closing and reasonably acceptable to Lear.

     "Czech Note" means the promissory note payable in the form of Exhibit C.

     "Czech Sale Company" means Lear Corporation Czech s.r.o.

     "Czech Sellers" means Lear East European Operations S.a.r.l. and Lear Holdings (Hungary) Kft.

     "Employees" means all current and former employees of the Asset Sellers in connection with the Business and all current or former employees of the Sale Companies.

     "Excluded Employees" means those persons listed in Schedule 1.1.1.

     "Financial Statements" means (i) the Balance Sheet and (ii) the related unaudited consolidated statements of income for the Business and the Sale Companies for the twelve months ended on the Balance Sheet Date, attached hereto as Schedule 1.1.2.

     "GAAP" means generally accepted accounting principles, as in effect in the United States on the date of this Agreement, consistently applied in accordance with the past practice of Lear or IAC, as applicable.

     "German Bill of Sale" means the bill of sale substantially in the form of Exhibit B-2 to be entered into by the German Seller and the German Buyer as of the Closing pursuant to which the transfer of the German Assets will be effected.

     "German Buyer" means International Automotive Components Group GmbH, or such other Person designated to be the German Buyer by IAC in writing at or prior to the Closing and reasonably acceptable to Lear.

     "German Note" means the promissory note payable in the form of Exhibit C.

     "German Seller" means Lear Corporation GmbH.

     "Governmental Authority" means any governmental or regulatory agency, authority, bureau, commission, department, official or similar body or instrumentality, or any governmental court, arbitral tribunal or other body administering dispute resolution or judicial or quasi-judicial authority.

     "IAC Balance Sheet" means the unaudited consolidated balance sheet for IAC and its Subsidiaries as of the Balance Sheet Date.

     "IAC Business" means the business conducted by the Buyer Parties as of the date hereof.

     "IAC Common Stock" means Common Stock (as defined in the Amended LLC Agreement) of IAC.

     "IAC Customer Contract" means all Contracts with customers of the IAC Business to which any Buyer Party is a party.

     "IAC Financial Statements" means (i) the IAC Balance Sheet and (ii) the related unaudited consolidated statements of income for IAC and its Subsidiaries for the period between March 2, 2006 and the Balance Sheet Date.

     "IAC Material Adverse Effect" means a Material Adverse Effect on the IAC Business.

     "Income Taxes" means any Tax imposed on, or measured by, net income or net worth (including any penalties or interest or other additional amounts imposed thereon).

     "Income Tax Return" means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Income Taxes of any party or the administration of any Laws or administrative requirements relating to any Income Taxes.

     "Intellectual Property Agreements" means the Intellectual Property License Agreement and the Intellectual Property Transfer Agreement.

     "Intellectual Property License Agreement" means the Intellectual Property License Agreement in the form of Exhibit D-1.

     "Intellectual Property Transfer Agreement" means the Intellectual Property Transfer Agreement in the form of Exhibit D-2.

     "Intellectual Property Right" means any trademark, service mark, trade name, product designation, logo, slogan, invention, patent, trade secret, copyright, know-how, proprietary design or process, computer software and database, Internet address or domain name (including any registrations or applications for registration or renewal of any of the foregoing), research in progress, or any other similar type of proprietary intellectual property right, in each case which is used in or useful for the Business.

     "IRS" means the U.S. Internal Revenue Service or any successor agency and, to the extent relevant, the U.S. Department of Treasury.

     "Knowledge of Buyer", or words of similar import, means the actual knowledge of Jens Hoehnel, Simon Kesterton, Wilbur Ross, Patrick Salter or Stephen Toy, collectively.

     "Knowledge of Seller", or words of similar import, means the actual knowledge of Douglas DelGrosso, Paul Jefferson, Alan Jones, Daniel Ninivaggi, James Vandenberghe, Marino Cavallo or Jeff Vanneste, collectively.

     "Kolin Facility" means the facility owned by the Czech Sale Company and located at Prumyslova Zona Ovcary, 28002 Kolin, Czech Republic.

     "Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, permit, license, policy or rule of common law.

     "Lear Material Adverse Effect" means a Material Adverse Effect on the Business.

     "Liability" means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

     "Local Bills of Sale" means the Czech Bill of Sale, the German Bill of Sale, the Polish Bill of Sale, the Slovak Bill of Sale and the Swedish Bill of Sale and "Local Bill of Sale" means any of them.

     "Material Adverse Effect" means one or more events, occurrences, developments or circumstances that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the assets, business, financial condition, prospects or results of operations of the Business or the IAC Business, as applicable (taken as a whole), excluding, in each case, any such effect resulting from or arising out of (i) changes or conditions generally affecting the automotive industry in Europe that do not have a disproportionate effect on the Business or the IAC Business, as applicable, in each case taken as a whole, relative to the other industry participants, (ii) the execution or performance of this Agreement or the announcement thereof, (iii) changes in financial markets or changes in the European economy or the economy of any European country, (iv) changes arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Lear or IAC, as applicable, has consented, or
(v) changes in Laws after the date hereof.

     "Net Working Capital" means the remainder of (i) the consolidated Current Assets of the Sale Companies and the Current Assets included in the Purchased Assets, minus (ii) the consolidated Current Liabilities of the Sale Companies and the Asset Sellers, excluding any Retained Sale Company Liabilities and any Liabilities for Transfer Taxes and other costs of conveyance related to the transactions described in Sections 8.19(b) and (c).

     "Order" means any judgment, injunction, judicial or administrative order or decree.

     "Ordinary Course of Business" means, with respect to any Person, the ordinary course of business of such Person, consistent in all material respects with such Person's past practice and custom.

     "Permit" means all permits, licenses, franchises and other federal, state, local and foreign governmental approvals and authorizations.

     "Permitted Lien" means (i) Liens of landlords pursuant to Purchased Contracts, mechanics', workmen's, carriers' repairmen's, retention of title or other like Liens arising or incurred in the Ordinary Course of Business in respect of obligations that are not overdue, (ii) statutory liens for Taxes, assessments and other similar governmental charges that are not overdue, (iii) Liens that arise under zoning, land use and other similar imperfections of title that arise in the Ordinary Course of Business and that, in the aggregate, do not materially affect the value, use or marketability of the property subject thereto and (iv) other Liens on assets that do not materially affect the value, use or marketability of the assets subject thereto.

     "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.

     "Polish Bill of Sale" means the bill of sale substantially in the form of Exhibit B-3 to be entered into by the Polish Seller and the Polish Buyer as of the Closing pursuant to which the transfer of the Polish Assets will be effected.

     "Polish Buyer" means IAC or such other Person designated to be the Polish Buyer by IAC in writing at or prior to the Closing and reasonably acceptable to Lear.

     "Polish Seller" means Lear Corporation Poland Sp. zo.o.

     "Post-Closing Tax Period" means any Tax period beginning after the Closing Date.

     "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date.

     "Prestice Facility" means the facility owned by Lear Corporation Czech sro
(LCC) and located at Husova 1097, 334 01 Prestice, Czech Republic.

     "Promissory Notes" means the Czech Note, the German Note, the Slovak Note and the Swedish Note, collectively.

     "Real Estate Assignments" means the assignments in the form attached hereto as Exhibit E.

     "Registration Rights Agreement" means the registration rights agreement, the form of which is attached hereto as Exhibit F.

     "Sale Companies" means the Czech Sale Company and the Slovak Sale Company and "Sale Company" means either of them.

     "Sale Companies Adjustment" means (a) the sum of the Cash and Cash Equivalents and the amount of inter-company receivables due to the Sale Companies from Lear or any of Lear's Subsidiaries at Closing (excluding any such inter-company accounts receivable that are trade accounts receivable) minus (b) the amount of inter-company payables due to Lear or any of Lear's Subsidiaries from the Sale Companies at Closing (excluding any such inter-company accounts payable that are trade accounts payable).

     "Sale Shares" means all of the issued and outstanding shares in the capital of the Sale Companies.

     "Short-Term Tooling and Engineering Assets" means engineering and tooling costs that are lump sum payable by the customer, capitalized engineering and tooling costs that will be amortized over the 12 months following the date of determination and engineering and tooling gains that will be amortized over the 12 months following the date of determination.

     "Slovak Bill of Sale" means the bill of sale substantially in the form of Exhibit B-4 to be entered into by the Slovak Seller and the Slovak Buyer as of the Closing pursuant to which the transfer of all of the issued and outstanding shares in the capital of the Slovak Sale Company will be effected.

     "Slovak Buyer" means International Automotive Components Group SARL, or such other Person designated to be the Slovak Buyer by IAC in writing at or prior to the Closing and reasonably acceptable to Lear.

     "Slovak Note" means the promissory note payable in the form of Exhibit C.

     "Slovak Sale Company" means Lear Corporation Slovakia s.r.o.

     "Slovak Seller" means Lear East European Operations S.a.r.l.

     "Specified Liabilities" means all Assumed Operating Liabilities of the Asset Sellers or the Sale Companies, as the case may be, excluding, in each case, however, any Liabilities (i) arising from criminal acts by or attributable to Lear or any of its Affiliates or (ii) incurred other than in the Ordinary Course of Business of the applicable Seller or Sale Company.

     "Stock Buyers" means the Czech Buyers and the Slovak Buyer, and "Stock Buyer" means either of them.

     "Stock Sellers" means the Czech Sellers and the Slovak Seller, and "Stock Seller" means either of them.

     "Subsidiary" means, with respect to any Person, (i) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

     "Supply Agreement" means the supply agreement, the form of which is attached hereto on Exhibit G.

     "Swedish Bill of Sale" means the bill of sale substantially in the form of Exhibit B-5 to be entered into by the Swedish Seller and the Swedish Buyer as of the Closing pursuant to which the transfer of the Swedish Assets will be effected.

     "Swedish Buyer" means International Automotive Components Group AB, or such other Person designated to be the Swedish Buyer by IAC in writing at or prior to the Closing and reasonably acceptable to Lear.

     "Swedish Note" means the promissory note payable in the form of Exhibit C.

     "Swedish Seller" means Lear Corporation Sweden AB.

     "Tax" means (i) any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (ii) any liability for the payment of any amounts of any of the foregoing as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (iii) any liability for the payment of any amounts as a result of being a party to any tax sharing agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing as a result of any express or implied obligation to indemnify any other Person, and (iv) any liability for the payment of any of the foregoing types as a successor or transferee.

     "Taxing Authority" means any Governmental Authority responsible for the imposition, administration or collection of any Tax.

     "Third-Party Claim" means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or who or which is not an Affiliate of any party to this Agreement.

     "Transferred Contractors" means those persons listed in Schedule 1.1.3 and all other individuals engaged by any Asset Seller to work in, or provide services to, the Business.

     "Transferred Employees" means those individuals employed by any Asset Seller to work wholly or primarily in the Business, other than the Excluded Employees; provided, however that, for the avoidance of doubt, it is understood by and between the parties that those Transferred Employees (i) who are no longer employees of any Asset Seller immediately prior to the Closing, or (ii) who are subject to the local Law implementing the Acquired Rights Directive but who either object to their transfer or, as the case may be, reject an offer of employment made in the context of the transfer, shall be deemed, retroactively, in the case of clause (ii) above, to never have been Transferred Employees.

     "Transition Services Agreement" means the transition services agreement, the form of which is attached hereto as Exhibit H.

     "Zwiesel Grant" means subsidy No 1122 020 and 31092020 dated 31.05.2001 as amended by letter dated 05.05.2006.

     1.2 Other Defined Terms. In addition, the following terms used herein with initial capital letters will have the meanings specified on the following pages:

AAA........................................................................   72
Acquisition Proposal.......................................................   56
Assumed Liabilities........................................................   16
Assumed Restructuring Costs................................................   67
Business Day...............................................................   73
Business Permits...........................................................   33
Buyer Contractor Offer.....................................................   53
Buyer Employee Offer.......................................................   53
Buyer Indemnified Party....................................................   66
Closing....................................................................   25
Closing Date...............................................................   25
Consideration..............................................................   18
Damages....................................................................   66
Decreased Net Working Capital..............................................   21
Direct Claim...............................................................   69
Dispute....................................................................   71
Dispute Notice ............................................................   20
ECMR.......................................................................   23
Environmental Laws.........................................................   34
Estimated Net Working Capital..............................................   20
Excluded Assets............................................................   14
Excluded Records...........................................................   15
German Assets..............................................................   12
IAC Material Contract......................................................   42
IAC Property Agreements....................................................   44
IAC Real Property..........................................................   44
IAC Significant Customers..................................................   46
IAC Significant Suppliers..................................................   46
Increased Net Working Capital..............................................   21
Indebtedness...............................................................   17
Indemnified Party..........................................................   67
Indemnifying Party.........................................................   67
ISD Sale...................................................................   56
Lear Calculation...........................................................   20
Lear Change in Control Transaction.........................................   56

Lear Indemnified Party.....................................................   66
Lear Material Contract.....................................................   31
Lear Significant Customers.................................................   38
Lear Significant Suppliers.................................................   38
Lower Collar...............................................................   20
Polish Assets..............................................................   13
Post-Closing Straddle Period...............................................   59
Pre-Closing Period Tax Matter..............................................   61
Pre-Closing Straddle Period ...............................................   59
Property Agreements........................................................   34
Purchased Assets...........................................................   13
Purchased Contracts........................................................   13
Real Property..............................................................   13
Records....................................................................   55
Retained Liabilities.......................................................   17
Retained Restructuring Costs...............................................   67
Retained Sale Company Liabilities..........................................   18
Share Consideration........................................................   19
Straddle Period............................................................   59
Straddle Period Tax Matter.................................................   61
Swedish Assets.............................................................   13
Tanum Plant................................................................   67
Teresin Relocation.........................................................   67
Termination Date...........................................................   26
Transfer...................................................................   12
Transfer Taxes.............................................................   60
Upper Collar...............................................................   20
WC Resolution Period.......................................................   20

                                   ARTICLE II

                      TRANSFER OF ASSETS AND SALE COMPANIES

     2.1 Purchased Assets.

          (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, each Asset Seller will sell, transfer, convey, assign and deliver ("Transfer") and each Asset Buyer will purchase and accept, by means of the Asset Bill(s) of Sale to which such Asset Seller or Asset Buyer is party, free and clear of Liens (other than Permitted Liens) all of such Asset Seller's right, title and interest in the assets, properties, rights, contracts, interests, claims and operations, wherever located, whether tangible or intangible, real or personal, that are owned by, leased by or in the possession or control of such Asset Seller and used primarily in the Business or necessary to the operation of the Business, other than the Excluded Assets (all of such assets, properties, rights, contracts, interests, claims and operations to be transferred by the German Seller, the Polish Seller and the Swedish Seller pursuant to the relevant Asset Bills of Sale are hereinafter referred to as, respectively, the "German Assets", the

"Polish Assets" and the "Swedish Assets" and collectively as the "Purchased Assets"), including:

               (i) all raw materials and inventories, wherever located, owned or maintained by the relevant Asset Seller, including inventories of warehoused stock, finished product, work-in progress, raw and pack materials, stores and supplies to the extent relating primarily to the Business;

               (ii) the freehold, leasehold and other interests in the real property that is listed or required to be listed in Schedule 6.14, together with all right, title and interest of the relevant Asset Seller in all buildings, improvements, fixtures and other appurtenances thereto (the "Real Property");

               (iii) except as set forth in Schedule 2.2(m), the machinery, tooling, equipment, furniture, computers and other tangible personal property used primarily in the Business;

               (iv) except as set forth in Section 2.2(j), the accounts receivable and prepaid expenses arising out of or relating primarily to the Business to the extent reflected in the calculation of the Closing Net Working Capital (including all inter-company trade accounts receivable between an Asset Seller or a Sale Company and Lear or any of Lear's Subsidiaries);

               (v) the Customer Contracts and all other contracts of the relevant Asset Seller relating primarily to the Business (the "Purchased Contracts");

               (vi) all Intellectual Property Rights owned or licensed by the relevant Asset Seller to the extent conveyed to the relevant Asset Seller pursuant to the Intellectual Property Agreements;

               (vii) the goodwill, to the extent generated by and associated with the Business;

               (viii) except as set forth in Section 2.2(d), the books and records of the relevant Asset Seller relating primarily to the Business, including the books of account, tax, general, financial, accounting and personnel records as legally permissible, files, invoices, client (current and prospective) and supplier lists, business plans, marketing studies and other written information (except to the extent such books and records are required to be retained by the relevant Asset Seller, in which event, a copy of the same shall be delivered to the relevant Asset Buyer on the Closing);

               (ix) all Permits relating to, or required for, the Business, to the extent transferable under their terms and applicable Laws;

               (x) the assets reflected as such in the Financial Statements and any similar assets acquired between the date thereof and the Closing Date (including all rent deposits in respect of leasehold Real Property);

               (xi) all proceeds received or receivable by the Asset Seller under any insurance policy to the extent related to any Assumed Liability;

               (xii) all claims, rights and causes of action that may arise under any Purchased Contract or the conduct of the Business (other than any claims, rights and causes of actions to the extent related to a Retained Liability or an Excluded Asset); and

               (xiii) all other assets of the relevant Asset Seller that are primarily used in the Business or necessary to the operation of the Business, and all rights arising from any of those assets.

          (b) In confirmation of the foregoing sale, assignment and transfer, the Sellers and the Buyers will execute and deliver at the Closing the Asset Bills of Sale and such bills of sale and other instruments of assignment and transfer as IAC or Lear may reasonably deem necessary or desirable.

          (c) Notwithstanding anything to the contrary contained herein or in any Ancillary Agreement, the "Purchased Assets" shall include all assets necessary to the operation of the Business other than (i) the assets and services that are to be provided to the Buyers pursuant to any Ancillary Agreement, (ii) the assets that will be owned by the Sale Companies at Closing,
(iii) the assets described in Schedule 6.20 and (iv) the Excluded Assets described in Sections 2.2(a) through (h) and 2.2(j) through (m).

     2.2 Excluded Assets. Anything in this Agreement to the contrary notwithstanding, but subject to Section 2.1(c), the following assets of the Asset Sellers (the "Excluded Assets") are being retained by them and will not be included in the Purchased Assets:

          (a) all Cash, Cash Equivalents, bank accounts and bank deposits (other than rent deposits in respect of any leasehold Real Property);

          (b) all prepaid income Taxes and claims or rights to refunds for any income Taxes for which either the relevant Asset Seller or its Subsidiaries is or may be liable, together with any net operating losses or future tax benefits relating thereto that either the relevant Asset Seller or its Subsidiaries is or may be entitled to;

          (c) all pension or retirement plan assets of the relevant Asset Seller or its Affiliates under any Benefit Plan of the relevant Asset Seller or its Affiliates with respect to any Transferred Employee, except in cases where liability to provide any pension or retirement benefit to the relevant Transferred Employee is transferred to any Buyer by operation of Law or under this Agreement;

          (d) all corporate minute books and stock transfer books, corporate seals, books of account, financial records, Tax Returns, Tax files and related Tax work papers and all documents prepared in connection with the transactions contemplated by this Agreement, whether in hard copy or electronic format (collectively, the "Excluded Records");

          (e) all rights of the relevant Asset Seller pertaining to any causes of action, lawsuits, judgments, claims, demands, counterclaims, set-offs or defenses that the relevant Asset Seller may have with respect to the Retained Liabilities, any of the Excluded Assets, this Agreement and/or any of the Ancillary Agreements;

          (f) the Lear trade name and trademark, and any other trade name, trademark and logo authorized therewith, or Internet address or domain name including the name "Lear", other than the rights to use any such trade name or other right pursuant to the Intellectual Property License Agreement and pursuant to Section 8.15 (Use of Supplies and Materials bearing Tradenames);

          (g) all other Intellectual Property Rights owned or licensed by the relevant Asset Seller, except to the extent set forth in the Intellectual Property Agreements;

          (h) all policies of insurance and all proceeds therefrom to the extent related to any Excluded Liability;

          (i) all assets of the Business sold or otherwise disposed of in the Ordinary Course of Business during the period from the date of this Agreement until the close of business on the Closing Date not in violation of any Asset Seller's obligations under this Agreement;

          (j) all inter-company receivables between an Asset Seller and Lear or any of its Subsidiaries, except for inter-company trade accounts receivable between an Asset Seller and Lear or any of Lear's Subsidiaries;

          (k) all accounts receivable and prepaid expenses to the extent not reflected in the calculation of the Closing Net Working Capital;

          (l) all assets of the Swedish Seller's facilities in Trollhattan, Torslanda and Gothenberg, except to the extent set forth in Schedule 2.2(l), and all assets of the German Seller's facility in Ebersberg to the extent set forth in Schedule 2.2(l);

          (m) all assets set forth in Schedule 2.2(m); and

          (n) all other assets of the relevant Asset Seller that are not primarily used in the Business and all rights arising from any of those assets.

     2.3 Transfer of Sale Shares.

          (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Czech Sellers will Transfer, and the Czech Buyers will purchase, by means of the Czech Bill of Sale, all of the issued and outstanding shares in the capital of the Czech Sale Company, free and clear from all Liens.

          (b) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Slovak Seller will Transfer, and the Slovak Buyer will purchase, by means of the Slovak Bill of Sale, all of the issued and outstanding shares in the capital of the Slovak Sale Company, free and clear from all Liens.

                                   ARTICLE III

                            ASSUMPTION OF LIABILITIES

     3.1 Liabilities Assumed by Asset Buyers.

          (a) Subject to Section 3.2, at the Closing each Asset Buyer will, pursuant to the applicable Local Bill of Sale, assume as of the Closing Date, and will subsequently pay, honor and discharge when due and payable and otherwise in accordance with their terms, all of the following Liabilities of the Corresponding Asset Seller (other than any such Liabilities which are specifically set forth in Section 3.2 (Retained Liabilities) (collectively, the "Assumed Liabilities"):

               (i) all Current Liabilities of the Corresponding Asset Seller, to the extent included in the calculation of the Closing Net Working Capital (including all accrued vacation pay of the Swedish Seller);

               (ii) all Specified Liabilities of the Corresponding Asset Seller;

               (iii) all Liabilities of the Corresponding Asset Seller under the executory portion of the Purchased Contracts, excluding (A) any of such Purchased Contracts with customers that contain a non-competition, exclusivity or similar restrictive covenant limiting the rights of the relevant Asset Buyer or any of its Affiliates to fully conduct any business or activity after the Closing (other than any such Purchased Contracts that contain such restrictions related to product development activities) and
     (B) Liabilities arising from the breach of any Purchased Contract prior to the Closing;

               (iv) all other Liabilities of the Corresponding Asset Seller relating to Transferred Employees or Transferred Contractors and arising in the Ordinary Course of Business as set forth in Schedule 3.1(a)(iv); and

               (v) all Liabilities for Transfer Taxes of the Corresponding Asset Seller to the extent set forth in Section 8.14 (collectively, the "Assumed Liabilities").

     3.2 Retained Liabilities. Notwithstanding anything to the contrary contained herein, no Buyer will assume or otherwise become liable for, and each Asset Seller will retain and remain responsible for and pay in accordance with their respective terms, all Liabilities of such Asset Seller that are not Assumed Liabilities, including the following Liabilities (collectively, the "Retained Liabilities"):

               (i) all Liabilities of such Asset Seller to the extent attributable to any of the Excluded Assets (irrespective of whether such obligations or liabilities arise before, on or after the Closing Date);

               (ii) all Liabilities of such Asset Seller with respect to any employee of such Asset Seller who is not a Transferred Employee;

               (iii) all Liabilities for any legal, accounting, investment banking, brokerage or similar fees or expenses incurred by such Asset Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement;

               (iv) all Liabilities of such Asset Seller relating to, resulting from or arising out of the failure of such Asset Seller to perform or discharge any of its agreements contained in this Agreement;

               (v) all Liabilities for income Taxes of such Asset Seller to the extent arising out of the conduct of the Business prior to and including the Closing;

               (vi) all Liabilities of such Asset Seller under any Contracts to the extent not assumed under Section 3.1(a)(iii);

               (vii) all Liabilities of such Asset Seller incurred by or accruing to such Asset Seller after the Closing Date that is not an Assumed Liability;

               (viii) all Liabilities of such Asset Seller that were required to be reflected on the Balance Sheet under GAAP and were not so reflected;

               (ix) all indebtedness of such Asset Seller for borrowed money or capitalized lease obligations, whether or not pursuant to a written Contract, and all obligations to collateralize any such indebtedness or obligation of any Affiliate of such Asset Seller (any of the foregoing, "Indebtedness");

               (x) all Liabilities under the Borealis Plan; and

               (xi) all Liabilities for which the Swedish Seller has a reimbursement obligation pursuant to Section 8.5(h);

     3.3 Retention of Sale Company Liabilities.

          (a) Immediately prior to the Closing, each Stock Seller will assume as of immediately prior to the Closing, and will subsequently pay, honor and discharge when due and payable and otherwise in accordance with their terms, all Liabilities of the Sale Company owned by it other than:

               (i) all Current Liabilities of such Sale Company, to the extent included in the calculation of the Closing Net Working Capital, and all inter-company accounts payable that are not otherwise included in Current Liabilities;

               (ii) all Specified Liabilities of such Sale Company;

               (iii) all Liabilities of such Sale Company under the executory portion of the customer and other contracts of such Sale Company relating primarily to the Business, excluding (A) any of such contracts with customers that contain a non-competition, exclusivity or similar restrictive covenant limiting the rights of such Sale Company, the relevant Buyer or any of its Affiliates to fully conduct any business or activity after the Closing (other than any such contracts that contain such restrictions related to product development activities) and (B) Liabilities arising from the breach of any such contract prior to the Closing;

               (iv) all Liabilities of such Sale Company relating to employees or contractors and arising in the Ordinary Course of Business, including employee remuneration or compensation, bonuses, commissions, incentive compensation, vacation pay, sick pay, workers' compensation, payroll and other employer related withholding and tax and social security obligations, and pension and other post-retirement obligations; and

               (v) all Tax Liabilities of such Sale Company other than Tax Liabilities for which the Sellers are specifically liable pursuant to
     Section 8.14(c).

          (b) In furtherance of the foregoing, the Sellers and the Buyers will execute and deliver at the Closing all instruments of assignment and assumption as IAC or Lear may reasonably deem necessary or desirable to evidence the assumption by the Stock Sellers of the Retained Sale Company Liabilities.

          (c) The Liabilities assumed by the Stock Sellers pursuant to Section 3.3(a) are referred to herein as the "Retained Sale Company Liabilities".

     3.4 Apportionment of Assumed/Retained Liabilities. To the extent, if any, that any Liability might be partly an Assumed Liability and partly a Retained Liability, the apportionment of such liability or obligation will be determined pursuant to GAAP. Nothing set forth in the foregoing sentence will be deemed to affect, modify, supplement or otherwise change the definitions of Assumed Liabilities and Retained Liabilities set forth in this Agreement.

                                   ARTICLE IV

                       CONSIDERATION; NET WORKING CAPITAL

     4.1 Consideration.

          (a) The consideration (the "Consideration") for the issuance by IAC to Lear on the Closing Date of shares of IAC Common Stock representing as of the

Closing 34% of the outstanding shares of IAC Common Stock on a fully-diluted basis (the "Share Consideration") will be as set forth in Section 4.1(b).

          (b) At the Closing, Lear will contribute the Contributed Assets pursuant to Section 721 of the Code to IAC. In exchange for the Contributed Assets, IAC will issue to Lear the Share Consideration.

          (c) Promptly following the contribution set forth in Section 4.1(b), IAC will cause the Asset Buyers to acquire the Purchased Assets from the Asset Sellers and the Stock Buyers to acquire the Sale Shares from the Stock Sellers as follows:

               (i) the German Buyer will acquire the German Assets by delivering to the German Seller the German Note and assuming the appropriate Liabilities pursuant to Section 3.1(a);

               (ii) the Swedish Buyer will acquire the Swedish Assets by delivering to the Swedish Seller the Swedish Note and assuming the appropriate Liabilities pursuant to Section 3.1(a);

               (iii) the Polish Buyer will acquire the Polish Assets by delivering to the Polish Seller $2,700,000 of the Contributed Cash and assuming the appropriate Liabilities pursuant to Section 3.1(a);

               (iv) the Czech Buyers will acquire the Czech Sale Company by delivering to the Czech Sellers the Czech Note and $4,174 of the Contributed Cash; and

               (v) the Slovak Buyer will acquire the Slovak Sale Company by delivering to the Slovak Seller the Slovak Note.

          (d) In the event there shall have occurred prior to the Closing program terminations as a result of the transactions contemplated by this Agreement that individually or in the aggregate have had or could reasonably be expected to have a Lear Material Adverse Effect, the Consideration may be subject to adjustment as separately agreed by Lear and IAC.

          (e) Following the contribution set forth in Section 4.1(b), IAC may transfer the Contributed IP to International Automotive Components Group S.a.R.L.

     4.2 Allocation of Consideration. The Consideration will be allocated among the German Assets, the Polish Assets, the Swedish Assets, the Czech Sale Company, the Slovak Sale Company and the Contributed IP in accordance with
Schedule 4.2. After the Closing, the parties shall cooperate fully with each other to further allocate the Consideration among the assets comprising the German Assets, the Polish Assets, the Swedish Assets, the Contributed IP and the assets of the Czech Sale Company and the Slovak Sale Company.

     4.3 Closing Net Working Capital.

          (a) No less than three Business Days prior to the Closing, Lear shall deliver to IAC a written statement setting forth in detail Lear's good faith estimate of the Closing Net Working Capital (the "Estimated Net Working Capital"), which estimate shall be subject to the reasonable approval of IAC.

          (b) If the Estimated Net Working Capital is less than $18,000,000 (the "Lower Collar"), Lear shall cause the applicable Seller(s) to pay to the applicable Buyer(s) at Closing a sum equal to the amount by which the Estimated Net Working Capital is less than the Lower Collar. If the Estimated Net Working Capital is greater than $20,000,000 (the "Upper Collar"), IAC shall cause the applicable Buyer(s) to pay to the applicable Seller(s) at Closing a sum equal to the amount by which the Estimated Net Working Capital is greater than the Upper Collar.

          (c) Lear shall deliver to IAC, no later than 60 days after the Closing Date, Lear's calculation of the Closing Net Working Capital (the "Lear Calculation"),

          (d) Lear's calculation of the Estimated Net Working Capital and the Closing Net Working Capital shall be (A) prepared in good faith and based upon reasonable assumptions, and (B) consistent with the accounting practices set forth in Schedule 4.3, which were used in the preparation of the Financial Statements.

          (e) If IAC disagrees with the Lear Calculation, IAC shall provide written notice (a "Dispute Notice") to Lear of its objection(s) to such calculation. If IAC does not provide a Dispute Notice within 30 days after Lear's delivery of the Lear Calculation, the Closing Net Working Capital set forth therein shall be deemed the finally determined Closing Net Working Capital. If IAC delivers a Dispute Notice, Lear and IAC will use good faith efforts during the 30-day period after the delivery of such Dispute Notice (the "WC Resolution Period") to seek to resolve the differences set forth therein. If Lear and IAC cannot reach written agreement during the WC Resolution Period, their disagreements, limited to those issues still in dispute, will be submitted by the parties for determination by the Accounting Firm.

          (f) During the period beginning on the date hereof and ending upon the final determination of the Closing Net Working Capital (including the WC Resolution Period, if necessary), the parties will provide to each other such reasonable access to financial and other information of the Business and the Sale Companies as it may request in good faith to assess the Estimated Net Working Capital and the Closing Net Working Capital.

          (g) Lear and IAC shall use their reasonable best efforts to cause the Accounting Firm to submit its written statement of its adjudication of the disputes between Lear and IAC within 10 days after submission of the matter to the Accounting Firm. The determination of the Accounting Firm shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by any court having jurisdiction thereof. In acting hereunder, the Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

          (h) If the finally determined Closing Net Working Capital is more than the Estimated Net Working Capital (such excess hereinafter referred to as the "Increased Net Working Capital"), IAC shall cause the applicable Buyer(s) to make a payment to the applicable Seller(s), within five Business Days of the date of the final determination of the Closing Net Working Capital as follows:

               (i) if each of the finally determined Closing Net Working Capital and the Estimated Net Working Capital are greater than the Upper Collar, an amount equal to the Increased Net Working Capital; or

               (ii) if the finally determined Closing Net Working Capital is greater than the Upper Collar, but the Estimated Net Working Capital is between the Upper Collar and the Lower Collar, an amount equal to (A) the finally determined Closing Net Working Capital minus (B) the Upper Collar; or

               (iii) if the finally determined Closing Net Working Capital is greater than the Upper Collar, but the Estimated Net Working Capital is lesser than the Lower Collar, an amount equal to (A) the finally determined Closing Net Working Capital minus (B) $2,000,000 minus (C) the Estimated Net Working Capital; or

               (iv) if the finally determined Closing Net Working Capital and the Estimated Net Working Capital each is between the Upper Collar and the Lower Collar, an amount equal to zero; or

               (v) if the finally determined Closing Net Working Capital is between the Upper Collar and the Lower Collar, but the Estimated Net Working Capital is below the Lower Collar, an amount equal to (A) the Lower Collar minus (B) the Estimated Net Working Capital; or

               (vi) if the finally determined Closing Net Working Capital is less than the Lower Collar, an amount equal to the Increased Net Working Capital.

          (i) In the event the finally determined Closing Net Working Capital is less than the Estimated Net Working Capital (such deficiency hereinafter referred to as the "Decreased Net Working Capital"), Lear shall cause the applicable Seller(s) make a payment to the applicable Buyer(s), within five Business Days of the date of the final determination of the Closing Net Working Capital as follows:

               (i) if each of the finally determined Closing Net Working Capital and the Estimated Net Working Capital are greater than the Upper Collar, an amount equal to the Decreased Net Working Capital; or

               (ii) if the Estimated Net Working Capital is greater than the Upper Collar, but the finally determined Closing Net Working Capital is between the Upper Collar and the Lower Collar, an amount equal to (A) the Estimated Net Working Capital minus (B) the Upper Collar; or

               (iii) if the Estimated Net Working Capital is greater than the Upper Collar, but the finally determined Closing Net Working Capital is less than the Lower Collar, an amount equal to (A) the Estimated Net Working Capital minus (B) $2,000,000 minus (C) the amount of the finally determined Closing Net Working Capital; or

               (iv) if the Estimated Net Working Capital and the finally determined Closing Net Working Capital each is between the Upper Collar and the Lower Collar, an amount equal to zero; or

               (v) if the Estimated Net Working Capital is between the Upper Collar and the Lower Collar, but the finally determined Closing Net Working Capital is below the Lower Collar, an amount equal to (A) the Lower Collar minus (B) the finally determined Closing Net Working Capital; or

               (vi) if the Estimated Net Working Capital is less than the Lower Collar, an amount equal to the Decreased Net Working Capital.

          (j) For the avoidance of doubt, the parties acknowledge and agree that Sections 4.3(h) and (i) shall be applied so that if the finally determined Closing Net Working Capital is different from the Estimated Net Working Capital, the appropriate parties will make a payment to the other parties as necessary to compensate each such party for the amount by which the finally determined Closing Net Working Capital exceeds the Upper Collar or is less than the Lower Collar, as the case may be, after taking into account any payment at Closing based on the Estimated Net Working Capital.

          (k) Any amounts paid pursuant to this Section 4.3 shall be allocated among the Purchased Assets, the Contributed IP and the Sale Shares on the basis set forth on Schedule 4.2, unless otherwise agreed.

                                    ARTICLE V

                                   THE CLOSING

     5.1 Conditions Precedent to Obligations of Buyers. The obligations of each Buyer under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be waived at the option of IAC (without the joinder of any other Buyer):

          5.1.1 Regulatory Approvals. Without limiting Section 5.1.1(b) below, one of the following conditions shall have been fulfilled:

          (a) where a request to the European Commission has been made by the Buyers under Article 4(5) of Council Regulation (EC) No. 139/2004 (the "ECMR") with respect to the transactions contemplated hereby and where such transactions are deemed to have a Community dimension, the European Commission issuing a decision under Article 6(1)(b) of the ECMR or being deemed to have done so under
Article 10(6) of the ECMR, declaring such transactions compatible with the Common Market without attaching to its decision any conditions or obligations;

          (b) where a request to the European Commission has been made by the competent authorities of one or more EU member states under Article 22(1) of the ECMR with respect to the transactions contemplated hereby (or part thereof) and where such request has been accepted by the European Commission, the European Commission issuing a decision under Article 6(1)(b) of the ECMR or being deemed to have done so under Article 10(6) of the ECMR, declaring such transactions (or part thereof) compatible with the Common Market without attaching to its decision any conditions or obligations;

          (c) where no request of the European Commission has been made either by the Buyers under Article 4(5) of the ECMR or the competent authorities of one or more EU Member States under Article 22(1) of the ECMR in either case with respect to the transactions contemplated hereby; or either such request has been made but has not been accepted by the European Commission: (A) approval by the German Federal Cartel office (Bundeskartellamt), or the expiration or termination of the applicable waiting periods under German law; (B) approval by the Antimonopoly Office of the Slovak Republic (Protimonopolny urad SR), or the expiration or termination of applicable waiting periods under Slovakian law; and
(C) approval by the Swedish Competition Authority (Konkurrensverket), or the expiration or termination of the applicable waiting periods under Swedish law.

          5.1.2 No Misrepresentation or Breach. (a) There shall have been no material breach by any of the Sellers in the performance of any of the covenants herein to be performed by them in whole or in part prior to the Closing, (b) the representations and warranties of the Sellers contained in this Agreement shall be true and correct on the Closing Date as if made anew on the Closing Date (except for representations or warranties made as of a specified date, which shall be true and correct as of the specified date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by IAC and other than breaches of representations and warranties which, individually or in the aggregate, are not reasonably likely to have a Lear Material Adverse Effect, and (c) Lear shall have delivered to IAC a certificate certifying each of the foregoing, dated the Closing Date and signed by one of its executive officers to the foregoing effect.

          5.1.3 Bills of Sale. The Sellers shall have delivered to the Buyers the Local Bills of Sale, duly executed by the relevant Sellers.

          5.1.4 Ancillary Agreements. Each of the Transition Services Agreement, the Local Bills of Sale, the Intellectual Property Agreements, the Amended LLC

Agreement, the Registration Rights Agreement, the Supply Agreement and the Real Estate Assignments with respect to the owned Real Property shall have been executed and delivered by the parties thereto (other than any of the Buyers or their Affiliates).

          5.1.5 Certain Consents. The Sellers shall have obtained the consents, waivers or approvals set forth in Schedule 5.1.5 which consents shall not impose any conditions adverse to any Buyer or Sale Company or any terms or conditions that are less favorable than those applicable immediately prior to the Closing); provided, that in the event of the failure to obtain any such consents, the parties shall work in good faith to negotiate alternative arrangements (including pursuant to Section 8.10(b) that provide the Buyers with substantially the same benefits, without imposing any additional material costs or risks, in order to satisfy this condition to Closing.

          5.1.6 Liens. IAC shall have received evidence reasonably satisfactory to it that all the Purchased Assets and the Sale Shares at the Closing will be Transferred to the relevant Buyer(s) free and clear of all Liens other than Permitted Liens.

          5.1.7 Litigation. No Order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated by this Agreement.

          5.1.8 Business Condition. There shall not have occurred program terminations as a result of the transactions contemplated by this Agreement that individually or in the aggregate have had or could reasonably be expected to have a Lear Material Adverse Effect.

          5.1.9 Material Adverse Effect. There shall have been no Lear Material Adverse Effect since the Balance Sheet Date.

     5.2 Conditions Precedent to Obligations of Sellers. The obligations of each Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be waived at the option of Lear (without the joinder of any other Seller):

          5.2.1 Regulatory Approvals. The conditions set forth in Section 5.1.1 shall have been satisfied.

          5.2.2 No Misrepresentation or Breach. (a) There shall have been no material breach by any of the Buyers in the performance of any of the covenants herein to be performed by them in whole or in part prior to the Closing, (b) the representations and warranties of the Buyers contained in this Agreement shall be true and correct as of the Closing Date as if made anew on the Closing Date (except for representations or warranties made as of a specified date, which shall be true and correct as of the specified date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Lear and other than breaches of representations and warranties which, individually or in the aggregate, are not reasonably likely to have an IAC Material Adverse Effect, and (c) IAC shall have delivered to Lear a certificate certifying each of the foregoing, dated the Closing Date and signed by one of its executive officers to the foregoing effect.

          5.2.3 Ancillary Agreements. Each of the Transition Services Agreement, the Local Bills of Sale, the Intellectual Property Agreements, the Amended LLC Agreement, the Registration Rights Agreement, the Supply Agreement and the Real Estate Assignments with respect to the owned Real Property shall have been executed and delivered by the parties thereto (other than any of the Sellers or their Affiliates).

          5.2.4 Litigation. No Order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated by this Agreement.

          5.2.5 Material Adverse Effect. There shall have been no IAC Material Adverse Effect since the Balance Sheet Date.

     5.3 The Closing. Subject to the fulfillment or waiver of the conditions precedent specified in Sections 5.1 and 5.2, the consummation of the purchase of the Purchased Assets and Sale Shares and the assumption of the Assumed Liabilities contemplated hereby (the "Closing") will take place on the fifth business day after the conditions set forth in Sections 5.1.1, 5.1.5, 5.1.6,
5.1.8 and 5.2.1 have been satisfied or such other date as the parties agree in writing to be the date of the closing (the "Closing Date"). The Closing will take place at 10:00 A.M., British Summer Time, at the offices of Jones Day, 21 Tudor Street, London, EC4Y 0DJ, or by the exchange of documents and instruments by mail, courier, fax and wire transfer to the extent mutually acceptable to the parties hereto. Notwithstanding any other provision hereof, the Closing will be deemed effective for accounting and tax purposes as of 12:01 a.m. (British Summer Time) on the Closing Date.

     5.4 Deliveries by Lear. At the Closing, Lear will deliver, or cause to be delivered, to IAC such documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

     5.5 Deliveries by IAC. At the Closing, IAC will issue to Lear shares of IAC Common Stock representing as of the Closing 34% of the outstanding shares of IAC Common Stock on a fully-diluted basis and will deliver or cause to be delivered to Lear:

          (a) a stock certificate in respect of the IAC Common Stock to be issued to it pursuant hereto;

          (b) (to the extent not delivered prior to the Closing) a notice in writing designating each of the Asset Buyers and each of the Stock Buyers hereunder, together with joinders duly executed by each such designee agreeing to adhere to the terms of this Agreement applicable to it;

          (c) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof; and

          (d) the Local Bills of Sale, duly executed (to the extent necessary) by the relevant Buyers, and such instruments of assignment, assumption and transfer as Lear may deem necessary or desirable to transfer any of the Purchased Assets, Assumed Liabilities or Sale Shares in any jurisdiction, duly executed by the relevant Buyer(s).

     5.6 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

          (a) By the mutual written consent of IAC (without the joinder of any other Buyer) and Lear (without the joinder of any other Seller);

          (b) By either IAC (without the joinder of any other Buyer) or Lear (without the joinder of any other Seller) if the Closing shall not have occurred on or before September 30, 2006 ("Termination Date"), provided, however, that the right to terminate this Agreement pursuant to this Section 5.6(b) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time; provided, further, that, if any of the conditions to Closing set forth in Sections 5.1.1, 5.1.5, 5.1.6, 5.1.8 and 5.2.1 remains unsatisfied or not waived and if all other conditions to the respective obligations of the parties to close hereunder that are capable of being fulfilled by the Termination Date shall have been so fulfilled or waived, then no party may terminate this Agreement prior to November 30, 2006; or

          (c) By either IAC (without the joinder of any other Buyer) or Lear (without the joinder of any other Seller) if there shall have been entered a final, nonappealable order or injunction of any Governmental Authority restraining or prohibiting the consummation of the Closing; or

          (d) By IAC (without the joinder of any other Buyer) if any Seller shall have (i) failed to perform any obligation or to comply with any agreement or covenant of such Seller under this Agreement or (ii) breached any of its representations or warranties, in each case if the failure or breach is not curable prior to the Termination Date such that the condition in Section 5.1.2 could not be satisfied prior to the Termination Date; or

          (e) By Lear (without the joinder of any other Seller) if any Buyer shall have (i) failed to perform any obligation or comply with any agreement or covenant of such Buyer under this Agreement or (ii) breached any of its representations or warranties, in each case if the failure or breach is not curable prior to the Termination Date such that the condition in Section 5.2.2 could not be satisfied prior to the Termination Date.

          In the event of the termination of this Agreement under this Section 5.6, each party hereto will pay all of its own fees and expenses. There will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except by reason of a prior breach of Section 8.4 (Reasonable Best Efforts) or a breach of Section 8.17 (Confidential Nature of Information), which shall survive any termination of this Agreement.

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Sellers, jointly and severally, represent and warrant to IAC as set forth below. Notwithstanding any provision to the contrary in the Local Bills of Sale, the following representations shall apply to the Purchased Assets in their relevant local jurisdiction to the extent applicable thereto.

     6.1 Corporate Existence and Power. (a) Each of the Sellers and Sale Companies is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Asset Sellers and Sale Companies have all corporate power and all material governmental licenses, authorizations, Permits, consents and approvals required to carry on their business as now conducted.

          (b) On the date hereof and immediately following the Closing: (i) the fair value of the assets of Lear (individually and on a consolidated basis with its Subsidiaries) exceeds its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of Lear (individually and on a consolidated basis with its Subsidiaries) is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Lear (individually and on a consolidated basis with its Subsidiaries) is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Lear (individually and on a consolidated basis with its Subsidiaries) does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the date hereof.

     6.2 Corporate Authorization; Enforceability. The execution, delivery and performance by each of the Sellers and Sale Companies of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are, and will be at the Closing, within their corporate powers and have been duly authorized and no other corporate action on the part of any of the Sellers or the Sale Companies is necessary to authorize this Agreement or any of the Ancillary Agreements to which the Sellers and Sale Companies will be a party at the Closing. This Agreement has been, and each of the Ancillary Agreements to which any of the Sellers and the Sale Companies will be a party at the Closing will have been, duly executed and delivered by each of the Sellers and the Sale Companies. Assuming the due execution and delivery by IAC and the

Buyers of this Agreement and the Ancillary Agreements to which any of the Sellers and the Sale Companies will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which any of the Sellers or the Sale Companies will be a party at the Closing will constitute at the Closing, valid and binding agreements of each of the Sellers and the Sale Companies, enforceable against them in accordance with their terms except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     6.3 Books and Records. All accounts, books, ledgers and other records material to the Business of whatsoever kind have been properly and accurately kept in all material respects and are complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

     6.4 Shares of Sale Companies; Subsidiaries. The Slovak Seller and the Czech Sellers beneficially own and are the direct sole holders of all of the issued shares in the Sale Companies and have sole voting and dispositive power over such shares, which have been issued in proper legal form and are fully paid or credited as fully paid. The Sale Shares constitute all of the issued and outstanding shares or other equity securities (or local equivalent) in the capital of the Sale Companies and there are no options, warrants, conversion rights, subscriptions, or agreements or rights of any kind (other than pursuant to this Agreement and the Local Bills of Sale) to subscribe for or purchase, or commitments to issue (either formal or informal, firm or contingent), any shares, stock or other securities of any Sale Company. Any increase in the registered capital of any Sale Company has been undertaken in compliance with its constitutional documents and applicable Law. Except for the Slovak Seller's and the Czech Sellers' respective ownership interests in the Sale Companies, neither the Asset Sellers, nor the Stock Sellers nor the Sale Companies legally or beneficially owns any equity interest in any Person.

     6.5 Non-Contravention; Consents. The execution, delivery and performance by Lear and the Sellers of this Agreement and the execution, delivery and performance by each of the Sellers and the Sale Companies of each Ancillary Agreement and Local Bill of Sale to which it will be a party at the Closing do not and will not at the Closing (a) violate the certificate of incorporation or bylaws (or local equivalent) of any of the Asset Sellers or the Sale Companies,
(b) violate in any material respect any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person, (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any of the Asset Sellers or Sale Companies or to a loss of any benefit to which it is entitled under, any Lear Material Contract or Permit or
(e) result in the creation or imposition of any material Lien on any of its assets except for Permitted Liens and such of the foregoing as are listed or described in Schedule 6.5 and except in the case of clause (c) above, for any such filings, Permits, consents, approvals or notices the failure to obtain or make would not be material to the Business.

     6.6 Tax Matters. Except as disclosed in Schedule 6.6,

          (a) All material Tax Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of any of the Sale Companies, to the extent required to be filed on or before the Closing Date, have been filed when due in accordance with all applicable Laws.

          (b) All Tax Returns with respect to Pre-Closing Tax Periods are correct and complete in all material respects. Neither of the Sale Companies is currently a beneficiary of any extension of time within which to file any Tax Return.

          (c) No Tax Return of either of the Sale Companies with respect to any Pre-Closing Tax Period is currently under an audit by any Taxing Authority.

          (d) Neither of the Sale Companies has any Tax liabilities (whether due or to become due) with respect to the income, property and operations of either of the Sale Companies, except for Tax liabilities reflected on the Balance Sheet or that have arisen after the date of the Balance Sheet in the Ordinary Course of Business.

          (e) All Taxes owed by either of the Sale Companies (whether or not shown as due and payable on any Tax Return) have been timely paid or withheld and remitted to the appropriate Taxing Authority.

          (f) Neither of the Sale Companies has granted or has had granted on its behalf any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

          (g) There is no proceeding now pending or, to the Knowledge of Seller, threatened against or with respect to either of the Sale Companies in respect of any Tax of which the Stock Sellers or the Sale Companies has received written notice.

          (h) There are no Liens for Taxes upon the assets or properties of either of the Sale Companies, except for statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings.

          (i) Neither of the Sale Companies has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which either of the Sale Companies was the parent. Neither of the Sale Companies has any liability for the Taxes of any Person (other than any of the Companies under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. federal, state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

          (j) Neither of the Sale Companies nor either Stock Seller has received written notice of any claim by a Governmental Authority in a jurisdiction where either of the Sale Companies does not file Tax Returns that it is or may be subject to taxation by that Governmental Authority.

          (k) Each of the Sale Companies has withheld and paid all material Taxes required to have been withheld and paid by applicable Law in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

          (l) Neither of the Sale Companies will be required to include any material item of income, or exclude any material item of deduction from taxable income for any period ending after the Closing Date under Section 481 of the Code (or any similar provision of the Laws of any jurisdiction), as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a "closing agreement" as defined in Section 7121 of the Code (or any similar provisions of state, local or foreign Law) executed on or prior to the Closing Date.

          (m) Neither of the Sale Companies is a party to any Tax allocation or sharing agreement.

          (n) Neither of the Sale Companies has participated in any "reportable transaction" as defined in Treasury Regulation Section 1.6011-4(b) (or any predecessor provision).

          (o) There are no outstanding rulings of, or requests for rulings with, any Taxing Authority expressly addressed to either Sale Company.

          (p) The Promissory Notes constitute the valid and enforceable arm's length debt obligations of the issuer thereof, and the contribution of the Promissory Notes by Lear to IAC shall be recognized and respected as such, for all Tax purposes.

     6.7 Financial Statements. Each of the Financial Statements, including the notes thereto which identify the basis of presentation and preparation, has been based upon the information contained in the books and records of the Asset Sellers and the Sale Companies (which books and records are correct and complete in all material respects), is accurate and complete in all material respects and presents fairly in all material respects the consolidated financial condition and results of operations of the Business as of the times and for the periods referred to therein, and such Financial Statements (including all reserves included therein) have been prepared in accordance with GAAP as identified in the notes thereto; provided, that the notes to the Financial Statements do not include the full set of disclosures and footnotes required under GAAP, the Financial Statements do not include statements other than the balance sheet and income statement which otherwise would be required by GAAP and the Financial Statements are subject to normal year-end adjustments. The Teresin Branch of the Polish Seller does not independently draw up a balance sheet within the meaning of Art. 6 of the

Polish Act on the goods and services tax of 11 March 2004 (Journal of Law No 54, item 535).

     6.8 Conduct of the Business; Absence of Certain Changes.

          (a) Except as disclosed in Schedule 6.8(a), and except as a result of matters permitted or required by this Agreement, since December 31, 2005, (i) the Asset Sellers and the Sale Companies have conducted the Business in the Ordinary Course of Business (excluding actions taken in connection with the transactions contemplated by this Agreement), and (ii) the Asset Sellers and the Sale Companies have not taken any action that would have constituted a violation of Section 8.1 (Conduct of Business) if Section 8.1 had applied since December 31, 2005.

          (b) Since December 31, 2005, there has not been a Lear Material Adverse Effect.

     6.9 Known Liabilities. To the Knowledge of Seller, (a) there are no Liabilities of the Asset Sellers or the Sale Companies existing as of the date hereof that were required to be disclosed in a Schedule to this Agreement and were not so disclosed and (b) there will not be any Liabilities of the Asset Sellers or the Sale Companies existing as of the Closing Date that will be required to be disclosed in a Schedule to this Agreement and will not be so disclosed.

     6.10 Contracts. (a) Except as disclosed in Schedule 6.10(a), none of the Sale Companies or the Asset Sellers is a party to or bound by any Contract that is of a type described below (each such Contract, a "Lear Material Contract"):

               (i) Any employment, severance or consulting contract with any current Employee;

               (ii) Any collective bargaining Contract with any labor union in respect of the Employees;

               (iii) Any Contract or series of related Contracts for capital expenditures or the acquisition or construction of fixed assets or software development that could reasonably be expected to require aggregate future payments in excess of E2,000,000;

               (iv) Any Contract or series of related Contracts relating to cleanup, abatement or other actions in connection with environmental Liabilities;

               (v) Any license or other Contract or series of related Contracts with respect to Intellectual Property Rights (other than licenses for terms of less than one year granted or received in the Ordinary Course of Business), that pursuant to the terms thereof could reasonably be expected to require future payments in excess of E100,000 in any year;

               (vi) Any Contract with any sales agent or other independent contractor having a remaining term in excess of one year and that is not terminable without penalty on 90 calendar days' or less notice;

               (vii) Any Contract that could reasonably be expected to require payments in any year in excess of E250,000 under which the Asset Sellers or any of the Sale Companies is (i) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third Person or (ii) a lessor of or one who otherwise makes available for third party use any tangible personal property owned by any of the Asset Sellers or the Sale Companies;

               (viii) Any Contract or series of related Contracts that could reasonably be expected to require aggregate future payments by or to the Asset Sellers or the Sale Companies in excess of E1,000,000;

               (ix) Any Contract granting to any Person a first-refusal, first-offer or other similar right to purchase or acquire any of the Purchased Assets or the Sale Shares; any stockholders agreement or any Contract with respect to a joint venture or partnership arrangement; any Contract granting a power of attorney other than in connection with the asserted rights of landlords in the event of a default under any real property lease; any Contract with respect to letters of credit, surety or other bonds or pursuant to which any material assets or properties of the Business is, or is to be, subjected to a Lien; any Contract limiting or restricting the ability of an Asset Seller or Sale Company to enter into or engage in any market or line of business in or related to the Business;

               (x) Any Property Agreements or other Contract relating to a Sale Company's or an Asset Seller's occupation or use of the Real Property; or

               (xi) Any Contracts relating to or evidencing Indebtedness; or

               (xii) Any other Contract or series of related Contracts that is, or could reasonably be expected to be, material to the Business or that was entered into other than in the Ordinary Course of Business.

          (b) Except as set forth in Schedule 6.10(b), (i) each Purchased Contract is a valid and binding obligation of the Asset Sellers and, to the Knowledge of Seller, the other parties thereto, and (ii) each Lear Material Contract to which any Sale Company is party or by which it is bound is a valid and binding obligation of the relevant Sale Company and, to the Knowledge of Seller, the other parties thereto except in either case to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. Except as set forth in Schedule 6.10, to the Knowledge of Seller, the Asset Sellers and Sale Companies have performed in all material respects the obligations required to be performed by them under each of the Purchased Contracts and the Lear Material Contracts prior to the date hereof and none of them are (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder nor have any of them received any written notice of default or termination of any Purchased Contract or Lear Material Contract from any party thereto, except in any such case for any breach, default or termination which could not, individually or in the aggregate, reasonably be expected to have a Lear Material Adverse Effect.

     6.11 Litigation. Except as disclosed in Schedule 6.11, there is no action, suit, investigation, arbitration or administrative or other proceeding before any court or arbitrator or any Governmental Authority pending or, to the Knowledge of Seller, threatened, (i) against or affecting the Business, any of the Sale Companies, the Purchased Assets, the Assumed Liabilities or any of the Sellers in connection with the Business, (ii) by any Employee in respect of their employment, or (iii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and/or the Ancillary Agreements. There are no outstanding Orders (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against any of the Sellers in respect of the Purchased Assets or the Business or against any of the Sale Companies.

     6.12 Compliance with Laws. None of the Sale Companies nor (in respect of the Business) the Sellers is or has ever been in violation of any applicable Law or Order that could reasonably be expected to have, individually or in the aggregate, a Lear Material Adverse Effect. Each of the Sale Companies has all material Permits required under any applicable Law for the conduct of its business and each of the Asset Sellers has all material Permits required to conduct the Business as presently conducted by it (collectively, the "Business Permits"). Each Business Permit is valid and in full force and effect. Except as set forth in Schedule 6.12, neither the execution of this Agreement nor the Closing do or will in any material respect constitute or result in a default under or violation of any such Business Permit.

     6.13 Title to Assets.

          (a) Each of the Asset Sellers has good title to, or in the case of leased property has valid leasehold interests in, all personal property included within the Purchased Assets free and clear of all Liens, except for Permitted Liens. The tangible assets included in the Purchased Assets have been maintained in all material respects in accordance with normal industry practice, are in all material respects in good operating condition and repair (subject to normal wear and tear), and are in all material respects suitable for the purpose for which they are presently used.

          (b) Each of Sale Companies has good title to, or in the case of leased property has valid leasehold interests in, all personal property presently held or used by it free and clear of all Liens, except for Permitted Liens. The tangible assets owned or used by the Sale Companies have been maintained in all material respects in accordance with normal industry practice, are in all material respects in good operating condition and repair (subject to normal wear and tear), and are suitable in all material respects for the purpose for which they are presently used.

     6.14 Real Property. Except as set forth in Schedule 6.14, none of the Asset Sellers nor the Sale Companies have any ownership in any real property or leasehold interest in any real property. Except as set forth in Schedule 6.14, the Real Property constitutes all of the real property used in the Business by the Sellers and the Sale Companies. The Sellers and the Sale Companies hold their interests in the Real Property free and clear of all Liens other than Permitted Liens. The leases, licenses and subleases related to the Real Property (the "Property Agreements") are valid and subsisting leases, licenses or subleases which are in full force and effect with respect to the Asset Seller or the Sale Company that is a party thereto and, to the Knowledge of Seller, the other parties thereto, and none of the Sellers or the Sale Companies or, to the Knowledge of Seller, any other party thereto, is in material default thereunder. There is no dispute between any of the Sellers or the Sale Companies on the one hand and the other parties to the Property Agreements on the other hand. The buildings and other structures on the Real Property are in materially good and substantial repair and fit for the purposes for which they are used. All documents necessary to prove the title of the relevant Seller or Sale Company to or in the owned Real Property have been duly registered where necessary and are in the exclusive possession or under the exclusive control of such relevant Seller or Sale Company free from any rights and interests of any third parties.

     6.15 Environmental Matters.

          (a) The Asset Sellers in respect of the Business and the Sale Companies have complied and are complying in all material respects with all Laws which protect or relate to the protection of the environment (including the production, emission, storage, transportation, treatment, recycling or disposal of any waste or hazardous substance) and/or the health and well-being of human beings ("Environmental Laws") and all recommendations, requests or demands from any body or Governmental Authority charged with overseeing or enforcing Environmental Laws.

          (b) In the past three years, none of the Sellers or the Sale Companies nor any of their officers, directors, or employees (in their capacities as such in respect of the Business) have been a party to any civil or criminal liability in relation to any matters relating to compliance with Environmental Laws and, to the Knowledge of Seller, there are no matters or circumstances which might give rise to any such court or administrative proceedings. The Sellers have, in respect of the Business, and the Sale Companies have made or obtained all registrations, authorizations, permissions, consents, Permits or licenses required for the carrying on of the Business and have complied in all material respects with all conditions attaching thereto.

          (c) To the Knowledge of Seller, none of the Real Property (i) is contaminated in any material respect by any hazardous substance or (ii) comprises reclaimed, made or filled land.

     6.16 Intellectual Property. To the Knowledge of Seller, the conduct of the Business by the Asset Sellers and the Sale Companies as presently conducted does not infringe upon any intellectual property right of any third party. Except as set forth in

Schedule 6.16, there is no claim, suit, action or proceeding that is either pending or, to the Knowledge of Seller, threatened, that, in either case, involves a claim of infringement by any of the Asset Sellers or the Sale Companies of any intellectual property right of any third party, or challenging their ownership, right to use, or the validity of any Intellectual Property Right listed or required to be listed in Schedule 6.16. To the Knowledge of Seller, there is no continuing infringement by any other Person of any of the Intellectual Property Rights listed or required to be listed in Schedule 6.16. None of the Sellers or the Sale Companies have disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person any of its know-how, secrets, confidential information, technical processes or lists of customers or suppliers other than disclosures which would not, individually or in the aggregate, reasonably be expected to have a Lear Material Adverse Effect.

     6.17 Employees; Benefit Plans.

          (a) Schedule 6.17 (a) sets forth a true, complete and correct list of all Employees earning in excess of E35,000 per annum, for each relevant jurisdiction separately, containing the following details with respect of each
Employee: (i) name, (ii) the start date and term of service, (iii) the total annual gross salary for the most recently completed fiscal year, (iv) any long-term absence which exceeds six months or could reasonably be expected to exceed six months in the future, due to motherhood, military/civil service or long-term illness, and (v) if applicable, the effective date on which any fixed term employment Contract ends or the effective date on which any employment Contract of any Employee ends where notice has been given or received to terminate such employment contract.

          (b) Schedule 6.17 (b) sets forth a true, complete and correct list, for each relevant jurisdiction separately, of all collective agreements with respect to the Employees to which any of the Sale Companies or any Asset Seller is a party or by which it is bound, including, but not limited to, collective bargaining agreements, shop agreements and similar Contracts and agreements.

          (c) The Sale Companies and the Asset Sellers have complied in all material respects with their duties under labor and employment Laws and employment-related Contracts with respect to Employees, former employees of the Sale Companies, unions, works councils, respectively comparable employee representation bodies, and Government Authorities.

          (d) All due payments to Employees and social security authorities relating to salaries, wages, contractual or statutory severance payments in the context of earlier terminations, and premiums for insured benefits or employer contributions to pension schemes under any Benefit Plans, in each case due prior to the Closing, and all income tax deductions for which the employer is responsible under applicable Law, have been made by the Sale Companies and the Asset Sellers in a timely manner and in the correct amount; and no social security or tax authority has issued a notice of deficiency with respect to such payment.

          (e) None of the individuals which provided services within the last three years to any of the Sale Companies or the Asset Sellers in a capacity of a consultant, freelancer or independent contractor constitutes an employee of the Sale Company or the Asset Seller. Within the last year, no individual who was considered a consultant, freelancer or independent contractor by the Sale Companies or the Asset Sellers, and no social security authority, has claimed or asserted that in fact there is an employment relationship with such individual.

          (f) None of the Sale Companies or the Asset Sellers is in breach in any material respect (in respect of the Employees) of any work safety regulations or in default in any material respect with payments to workman's compensation institutions or institutions with a similar economic purpose.

          (g) Schedule 6.17(g) sets forth a true, complete and correct list of all Contracts, for each relevant jurisdiction separately, entered into by any Sale Company or any Asset Seller, which require the relevant employer to make any severance payment or payment with a similar economic effect in case of a termination of employment of any Employee. For the avoidance of doubt, collective bargaining agreements not directly concluded by the respective company shall not fall under this clause.

          (h) Schedule 6.17(h) sets forth a true, complete and correct list of all strikes and organized work stoppages exceeding one day, for each relevant jurisdiction separately, which have occurred within the last three years prior to the date hereof with respect to the Business.

          (i) To the Knowledge of Seller, as of the Closing Date, there is no payment or compensation due to Employees of the Asset Sellers or employees of the Sale Companies for any employee inventions which entitle such individuals to any payment or compensation beyond their regular salary or wage. Except as disclosed in Schedule 6.17(i), there are no employment-related change-in-control Contracts or Contracts with change-in-control provisions in place which give rise to any payment or benefit to any Employee as a result of the transactions contemplated under this Agreement and for which any of the Sale Companies or the Asset Sellers is or would be liable.

          (j) Schedule 6.17(j) sets forth a true, complete and correct list of all Benefit Plans, for each relevant jurisdiction separately, which relate to Employees or former employees of the Sale Companies or in respect of which any such Employees have any accrued future or contingent rights or entitlements. To the extent any Benefit Plan requires insolvency protection or funding by the respective employer under applicable Law or otherwise, such insolvency protection has been correctly obtained, or funding satisfied, in either case, in full.

          (k) Schedule 6.17(k) sets forth a true, complete and correct list of all vested pension claims of former employees, pensioners or their respective relatives, or current employees (in all cases, of any Sale Company), under Benefit Plans of any Sale

Company, in each case with the respective annual amount to be paid or, in case of former employees who have vested pension claims but are not yet entitled to a pension payment, upon the date the payment will become due the first time.

     6.18 Indebtedness of the Sale Companies. Except as disclosed in Schedule 6.18, (i) no Sale Company has outstanding any Indebtedness; (ii) the Sale Companies and the Asset Sellers are not and have not agreed to become bound by any surety obligation and there is not now outstanding any surety obligation given for the accommodation of or in respect of any Liability of the Sale Companies or the Business; and (iii) no Sale Company has created nor agreed to create and nor is there subsisting any Lien (other than Permitted Liens) over all or any of its property, assets, or share capital.

     6.19 Accounts Receivable. All of the accounts receivable (net of any applicable reserves) of the Sale Companies or included in the Purchased Assets represent valid and enforceable claims and have been recorded on the books and records of the Sale Companies or (as applicable) the Asset Sellers in the Ordinary Course of Business in accordance with the applicable agreements giving rise to such accounts receivable and the normal accounting practices of the Sale Companies or (as applicable) the Asset Sellers.

     6.20 Assets. The Purchased Assets constitute all of the assets currently used or required to conduct the Business in substantially the same manner and to the extent presently conducted, other than (i) as disclosed in Schedule 6.20,
(ii) the assets to be owned by the Sale Companies at Closing, (iii) the assets and services that are to be provided to the Buyers pursuant to any Ancillary Agreement (including, for the avoidance of doubt, the Transition Services Agreement) and (iv) the Excluded Assets described in Sections 2.2(a) through (h) and 2.2(j) through (m). Assuming the receipt of the consents set forth in
Schedule 6.5, there exists no condition, restriction or reservation affecting the title to or utility of the Purchased Assets or the Assumed Liabilities which would prevent the Buyers from utilizing the Purchased Assets or enforcing the rights under the Assumed Liabilities, or any part thereof, immediately following the Closing, to the same extent that the Asset Sellers might continue to do so if the sale and transfer contemplated hereby did not take place. Assuming the receipt of the consents set forth in Schedule 6.5, there exists no condition, restriction or reservation affecting the title to, or utility of, any Sale Company's assets which would prevent the relevant Sale Company from utilizing such assets, or any part thereof, immediately following the Closing, to the same extent that the Sale Company in question might continue to do so if the transactions contemplated hereby did not take place. All tooling used by the Sale Companies and the Asset Sellers is properly identified in all material respects in the books and records of the relevant Sale Company or Asset Seller.

     6.21 Inventories. The inventory (i) included in the Purchased Assets and
(ii) owned by the Sale Companies consists of a quantity and quality usable and salable in the Ordinary Course of Business, is not physically damaged, previously used, obsolete, discontinued or excess, is merchantable and fit for its intended use, subject, in each case, only to the reserve for inventory write-down which, as of the Balance Sheet Date, was fairly presented on the face of the Balance Sheet (rather than in any notes thereto). Except for inventory in-transit, no inventory owned by a Sale Company or included in the Purchased Assets is in the possession of a Person other than a Sale Company or an Asset Seller.

     6.22 Customers and Suppliers. Schedule 6.22 sets forth a true, complete and correct list of the Business's 10 largest customers ("Lear Significant Customers") and 10 largest suppliers ("Lear Significant Suppliers") by volume of sales (by dollar volume) and purchases (by both unit and dollar volume), respectively, for each of the prior two fiscal years. Since December 31, 2005, no Seller nor any Sale Company has received any written indication from any Lear Significant Customer or Lear Significant Supplier to the effect that such customer or supplier will stop buying or supplying materials, products or services from or to the Business, which could reasonably be expected to have a Lear Material Adverse Effect.

     6.23 Affiliated Transactions. Except as disclosed in the schedule to the Supply Agreement, to the Knowledge of Seller, no director, officer, employee of any Seller or of any of Seller's Affiliates (or any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual or entity owns any beneficial interest in excess of 10 percent) is a party to any Purchased Contract or has any interest in any Purchased Asset or Assumed Liability.

     6.24 Insurance Policies. Set forth in Schedule 6.24 is a list of all insurance policies in force covering or relating to the properties, operations or personnel of the Business and the Sale Companies. All of such insurance policies are in full force and effect, and no Asset Seller nor any Sale Company is in default in any material respect with respect to any of its obligations under any of such insurance policies.

     6.25 Product Warranties; Product Liability Claims. Set forth on Schedule
6.25 are the standard forms of product warranties and guarantees used by the Asset Sellers and by the Sale Companies and any other product warranties or guarantees given by a Seller or Sale Company in connection with the Business that are materially different from such standard forms. Except as specifically described on Schedule 6.25, no product warranty, product liability, product recall or similar claims have been made against any Asset Seller or against any Sale Company since the Balance Sheet Date except for routine claims. No Person (including, but not limited to, Governmental Authorities of any kind) has asserted in writing any claim against any Asset Seller or Sale Company under any Law relating to unfair competition, false advertising or other similar claims arising out of product warranties, guarantees, specifications, manuals or brochures or other advertising materials used by such Asset Seller or Sale Company. No product produced or sold by the Business in the past three years has been the subject or source of a product recall.

     6.26 Finders' Fees. Except as disclosed in Schedule 6.24, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any of the Sellers or the Sale Companies who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement.

     6.27 Full Disclosure. No representation or warranty of any Seller herein and no statement, information or certificate furnished or to be furnished by or on behalf of any Seller pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE VII

                    REPRESENTATIONS AND WARRANTIES OF BUYERS

     IAC and the Buyers, jointly and severally, represent and warrant to the Sellers as of the date hereof and the Closing Date as set forth below.

     7.1 Corporate Existence and Power. (a) Each of the Buyers is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Buyer has all corporate power and all material governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as now conducted. IAC was formed on January 13, 2006 in connection with the execution of the C&A Acquisition Agreement.

          (b) On the date hereof and immediately following the Closing: (i) the fair value of the assets of IAC (individually and on a consolidated basis with its Subsidiaries) exceeds its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of IAC (individually and on a consolidated basis with its Subsidiaries) is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) IAC (individually and on a consolidated basis with its Subsidiaries) is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) IAC (individually and on a consolidated basis with its Subsidiaries) does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the date hereof.

     7.2 Corporate Authorization; Enforceability. The execution, delivery and performance by the Buyers of this Agreement and each of the Ancillary Agreements to which they will be a party at the Closing are, and will be at the Closing, within their corporate powers and have been duly authorized and no other corporate action on the part of any of the Buyers is necessary to authorize this Agreement or any of the Ancillary Agreements to which the Buyers will be a party at the Closing. This Agreement has been, and each of the Ancillary Agreements to which any of the Buyers will be a party at the Closing will have been, duly executed and delivered by each of the Buyers. Assuming the due execution and delivery of this Agreement and each of the

Ancillary Agreements to which any of the Buyers will be a party at the Closing by the Sellers, this Agreement constitutes, and each Ancillary Agreement to which any of the Buyers will be a party at the Closing will constitute at the Closing, valid and binding agreements of each of the Buyers, enforceable against them in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     7.3 Books and Records. All material accounts, books, ledgers and other records held by the Buyer Parties relating to the IAC Business of whatsoever kind have been properly and accurately kept and maintained since the C&A Closing in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

     7.4 Capitalization. The authorized capital stock of IAC consists of 1,500,000,000 shares of IAC Stock, of which 500,000,000 shares are designated as Preferred Stock and 1,000,000,000 shares are designated as Common Stock. Except as disclosed in Schedule 7.4, there are no shares of IAC Common Stock and no subscriptions, options, warrants or other rights (contingent or otherwise) to purchase or otherwise acquire shares of IAC Common Stock or other securities of IAC authorized, issued or outstanding, nor is IAC obligated in any other manner to issue shares of IAC Common Stock, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or assets. Except for the Amended LLC Agreement, there are no voting trusts or other agreements or understandings to which IAC is a party or by which IAC is bound with respect to the voting, transfer or other disposition of its shares of capital stock. Immediately after the Closing, the capital stock of IAC will be owned by the Persons as set forth in Schedule 7.4. The IAC Common Stock to be issued to Lear upon the Closing will, when issued, be duly and validly authorized and issued, fully paid and non-assessable. IAC has not violated any applicable Laws in connection with the offer, sale or issuance of any of its capital stock and the offer, sale and issuance of shares of capital stock to Lear hereunder does not require registration under the United States Securities Act of 1933, as amended, or any applicable state securities Laws.

     7.5 Non-Contravention; Consents. The execution, delivery and performance by the Buyers of this Agreement and of each Ancillary Agreement to which they will be a party at the Closing do not and will not at the Closing (a) violate the certificate of incorporation or bylaws (or equivalent documents) of any of the Buyers, (b) violate in any material respect any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person, (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any of the Buyers or to a loss of any benefit to which it is entitled under, any IAC Material Contract or material Permit (e) result in the creation or imposition of any material Lien on any of its assets except for such of the foregoing as are listed or described in Schedule 7.5 and except, in the case of clause (c) above, for any such filings, Permits, consents, approvals or notices, the failure to obtain or make would not be material to the IAC Business.

     7.6 Tax Matters. Except as disclosed in Schedule 7.6:

          (a) All material Tax Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Buyer Parties, to the extent required to be filed on or before the Closing Date, have been filed when due in accordance with all applicable Laws.

          (b) All Tax Returns of the Buyer Parties with respect to Pre-Closing Tax Periods are correct and complete in all material respects.

          (c) No Tax Return of the Buyer Parties with respect to any Pre-Closing Tax Period is currently under an audit by any Taxing Authority.

          (d) None of the Buyer Parties has any Tax liabilities (whether due or to become due) with respect to the income, property and operations of the Buyer Parties, except for Tax liabilities reflected on the IAC Balance Sheet or that have arisen after the date of the IAC Balance Sheet in the Ordinary Course of Business.

          (e) All Taxes owed by the Buyer Parties (whether or not shown as due and payable on any Tax Return) have been timely paid or withheld and remitted to the appropriate Taxing Authority.

          (f) There is no proceeding now pending or, to the Knowledge of Buyer, threatened against or with respect to the Buyer Parties in respect of any Tax of which the Buyer Parties have received written notice.

          (g) Each of the Buyer Parties has withheld and paid all material Taxes required to have been withheld and paid by applicable Law in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

          (h) None of the Buyer Parties is a party to any Tax allocation or sharing agreement.

          (i) None of the Buyer Parties has participated in any "reportable transaction" as defined in Treasury Regulation Section 1.6011-4(b) (or any predecessor provision).

          (j) None of the Buyer Parties has received written notice of any claim by a Governmental Authority in a jurisdiction where the Buyer Parties do not file Tax Returns that it is or may be subject to taxation by that Governmental Authority.

          (k) IAC has been a partnership for Income Tax purposes since its formation. No election has been filed with any Taxing Authority to treat IAC as a taxable corporation for Income Tax purposes.

          (l) There are no outstanding rulings of, or requests for rulings with, any Taxing Authority expressly addressed to the Buyer Parties.

     7.7 IAC Financial Statements. Attached hereto as Schedule 7.7 is a true and correct copy of the IAC Financial Statements. Each of the IAC Financial Statements (including in all cases the notes thereto, if any) has been based upon the information contained in the books and records of the Buyer Parties (which books and records are correct and complete in all material respects), is accurate and complete in all material respects and presents fairly in all material respects the consolidated financial condition and results of operations of the IAC Business as of the times and for the periods referred to therein, and such IAC Financial Statements (including all reserves included therein) have been prepared in accordance with GAAP.

     7.8 Conduct of the Business since the Balance Sheet Date; Absence of Certain Changes.

          (a) Except as disclosed in Schedule 7.8(a), and except as a result of matters or actions permitted or required by this Agreement, since the C&A Closing, (i) the IAC Business has been conducted in the Ordinary Course of Business (excluding actions taken in connection with the transactions contemplated by this Agreement), and (ii) no Buyer has taken any action that would have constituted a violation of Section 8.2 (Conduct of IAC Business) if
Section 8.2 had applied since the C&A Closing.

          (b) Except as disclosed in Schedule 7.8(b), since the C&A Closing, there has not been an IAC Material Adverse Effect.

     7.9 Intentionally Omitted.

     7.10 Contracts. (a) Except as disclosed in Schedule 7.10(a), no Buyer Party is a party to or bound by any Contract that is of a type described below (each such Contract, an "IAC Material Contract"):

               (i) Any employment, severance or consulting Contract with an employee or former employee;

               (ii) Any collective bargaining Contract with any labor union;

               (iii) Any Contract or series of related Contracts for capital expenditures or the acquisition or construction of fixed assets or software development that could reasonably be expected to require aggregate future payments in excess of E2,000,000;

               (iv) Any Contract or series of related contracts relating to cleanup, abatement or other actions in connection with environmental Liabilities;

               (v) Any license or other Contract or series of related contracts with respect to Intellectual Property (other than licenses for terms of less than one year granted or received in the ordinary course of business of the IAC

     Business), that pursuant to the terms thereof requires future payments in excess of E100,000 in any year;

               (vi) Any Contract with any sales agent or other independent contractor having a remaining term in excess of one year and that is not terminable without penalty on 90 calendar days' or less notice;

               (vii) Any Contract that could reasonably be expected to require payments in any year in excess of E250,000 under which the Buyer Party in question is (i) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third Person or (ii) a lessor of or one who otherwise makes available for third party use any tangible personal property owned by any of the Buyer Parties;

               (viii) Any Contract or series of related Contracts that could reasonably be expected to require aggregate future payments by or to the Buyer Parties in excess of E1,000,000;

               (ix) Any Contract granting to any Person a first-refusal, first-offer or other similar right to purchase or acquire IAC or any of the material assets of the IAC Business; any stockholders agreement or any contract with respect to a joint venture or partnership arrangement; any Contract granting a power of attorney other than in connection with the asserted rights of landlords in the event of a default under any real property lease; any Contract with respect to letters of credit, surety or other bonds or pursuant to which any material assets or properties of the IAC Business is, or is to be, subjected to a Lien; any Contract limiting or restricting the ability of any Buyer Party to enter into or engage in any market or line of business in or related to the IAC Business.

               (x) Any IAC Property Agreements or other Contract relating to a Buyer Party's occupation or use of IAC Real Property;

               (xi) Any Contracts relating to or evidencing Indebtedness; or

               (xii) Any other Contract or series of related Contracts that is, or could reasonably be expected to be, material to the IAC Business or that was entered into other than in the Ordinary Course of Business.

          (b) Each IAC Material Contract is a valid and binding obligation of the relevant Buyer Party and, to the Knowledge of Buyer, each other party thereto, enforceable in accordance with its terms except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. The Buyer Parties have performed in all material respects the obligations required to be performed by them under each of the IAC Material Contracts prior to the date hereof and none of the Buyer Parties nor, to the Knowledge of Buyer, any other party to any such Contract is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such contract, nor have any of them received any written notice of default or termination of any IAC Material Contract from any party thereto.

     7.11 Litigation. Except as disclosed in Schedule 7.11, there is no action, suit, investigation, arbitration or administrative or other proceeding before any court or arbitrator or any Governmental Authority pending or, to the Knowledge of Buyer, threatened, (i) against or affecting any of the Buyer Parties or the IAC Business or (ii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and/or the Ancillary Agreements. There are no outstanding Orders (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against any of the Buyer Parties in respect of the IAC Business.

     7.12 Compliance with Laws. None of the Buyer Parties is or has ever been in violation of any applicable Law or Order that could reasonably be expected to have, individually or in the aggregate, an IAC Material Adverse Effect. Each of the Buyer Parties has all material Permits required under any applicable Law for the conduct of its business; each such Permit is valid, in full force and effect; and neither the execution of this Agreement nor the Closing do or will in any material respect constitute or result in a default under or violation of any such Permit.

     7.13 Title to Assets. Each of the IAC Buyers has good title to, or in the case of leased property has valid leasehold interests in, all personal property used in connection with the IAC Business. The tangible assets of the Buyers have been maintained in all material respects in accordance with normal industry practice, are in all material respects in good operating condition and repair (subject to normal wear and tear) and are in all material respects suitable for the purposes for which they are presently used.

     7.14 Real Property. Except as set forth in Schedule 7.14, none of the Buyers have any ownership in any real property or leasehold interest in any material real property (the "IAC Real Property"). The IAC Real Property constitute all of the real property used in the IAC Business by the Buyer Parties. The Buyer Parties hold their interests in the IAC Real Property free and clear of all Liens other than Permitted Liens. The leases, licenses and subleases to which the Buyer Parties are party in respect of the IAC Real Property (the "IAC Property Agreements") are valid and subsisting leases, licenses or subleases which are in full force and effect with respect to the Buyer Party that is a party thereto and, to the Knowledge of Buyer, the other parties thereto, and none of the Buyer Parties or, to the Knowledge of Buyer, any other party thereto, is in material default thereunder. There is no material dispute between any of the Buyer Parties on the one hand and the other parties to the IAC Property Agreements on the other hand. The buildings and other structures on the IAC Real Property, are in materially good and substantial repair and in all material respects fit for the purposes for which they are used. All documents necessary to prove the title of the relevant Buyer Party to or in the owned IAC Real Property or have been duly registered where necessary and are in the exclusive possession or under the exclusive control of such relevant Buyer or one of its Affiliates, advisers or agents, free from any rights and interests of any third parties.

     7.15 Environmental Matters. (a) The IAC Business has complied and is complying in all material respects with all Environmental Laws and all written demands from any body or Governmental Authority charged with overseeing or enforcing Environmental Laws.

          (b) In the past three years, neither the IAC Business nor any of the officers, directors, or employees of the IAC Business (in their capacities as such), have been a party to any civil or criminal proceeding in relation to any environmental compliance matters and, to the Knowledge of Buyer, there are no matters or circumstances which might give rise to any such court or administrative proceedings.

          (c) To the Knowledge of Buyer, none of the IAC Real Property (i) is contaminated in any material respect by any hazardous substance or (ii) comprises reclaimed, made or filled land.

     7.16 Intellectual Property. Except as disclosed in Schedule 7.16, to the Knowledge of Buyer, the conduct of the IAC Business by the Buyer Parties as currently conducted does not infringe upon any intellectual property right of any third party. There is no claim, suit, action or proceeding that is either pending or, to the Knowledge of Buyer, threatened, that, in either case, involves a claim of infringement by the Buyer Parties of any intellectual property right of any third party, or challenging their ownership, right to use, or the validity of any Intellectual Property Right listed or required to be listed in Schedule 7.16. To the Knowledge of Buyer, there is no continuing infringement by any other Person of any of the Intellectual Property Rights listed or required to be listed in Schedule 7.16.

     7.17 Employees; Benefit Plans.

          (a) Schedule 7.17 (a) sets forth, in all material respects, a true, complete and correct list, for each relevant jurisdiction separately, of all collective agreements to which any Buyer is a party or by which it is bound, including, but not limited to, collective bargaining agreements, shop agreements and similar Contracts and agreements.

          (b) The IAC Business has complied in all material respects with its duties under labor and employment Laws and employment-related Contracts with respect to employees, former employees of the IAC Business, unions, works councils, respectively comparable employee representation bodies, and Government Authorities.

          (c) All due payments to employees and social security authorities relating to salaries, wages, contractual or statutory severance payments in the context of earlier terminations, and payments or contributions to benefit plans, as well as all income tax deductions for which the employer is responsible under the respective jurisdiction, have been made by the Buyer Parties in a timely manner and in the correct amount; no social security or tax authority has issued a notice of deficiency with respect to such payment.

          (d) None of the Buyer Parties is subject to a strike or a work stoppage or, to the Knowledge of Buyer, a threatened strike or work stoppage.

          (e) Except as disclosed in Schedule 7.16(e), for each jurisdiction separately, no Buyer Party has any obligations and liabilities under Benefit Plans.

     7.18 Accounts Receivable. All of the accounts receivable (net of any applicable reserves) of the Buyer Parties represent valid and enforceable claims and have been recorded on the books and records of the Buyer Parties in the Ordinary Course of Business in accordance with the applicable agreements giving rise to such accounts receivable and the normal accounting practices of the Buyer Parties.

     7.19 Inventories. The inventory owned by the Buyer Parties consists of a quantity and quality usable and salable in the Ordinary Course of Business, is not physically damaged, previously used, obsolete, discontinued or excess, is merchantable and fit for its intended use, subject in each case only to the reserve for inventory write-down set forth on the IAC Balance Sheet, which, as of the date of the IAC Balance Sheet was fairly presented on the face of the IAC Balance Sheet (rather than in any notes thereto). Except for inventory in-transit, no inventory owned by a Buyer Party is in the possession of a person other than a Buyer Party.

     7.20 Indebtedness. Except as set forth in Schedule 7.20, the Buyers do not have outstanding any Indebtedness.

     7.21 Customers and Suppliers. Schedule 7.21 sets forth a true, complete and correct list of the IAC Business's 10 largest customers ("IAC Significant Customers") and 10 largest suppliers ("IAC Significant Suppliers") by volume of sales (by dollar volume) and purchases (by both unit and dollar volume), respectively, for the year ended on December 31, 2005. Except as disclosed in
Schedule 7.21, since the IAC Closing, no Buyer Party has received any indication from any IAC Significant Customer or IAC Significant Supplier to the effect that, and has no reason to believe that, such customer or supplier will stop buying or supplying materials, products or services from or to the Business in any material respect.

     7.22 Affiliated Transactions. Except as disclosed in Schedule 7.22, to the Knowledge of Buyer, no director, officer, employee of any Buyer or of any Buyer's Affiliates (or any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual or entity owns any beneficial interest in excess of 10 percent) is a party to any IAC Material Contract or has any interest in any material asset used in the conduct of the IAC Business.

     7.23 Insurance Policies. Set forth in Schedule 7.23 is a list of all insurance policies in force covering or relating to the properties, operations or personnel of the IAC Business and Buyer Parties. All of such insurance policies are in full force and effect, and no Buyer Party is in default in any material respect with respect to any of its obligations under any of such insurance policies.

     7.24 Product Warranties; Product Liability Claims. Except as set forth in
Schedule 7.24, since the Balance Sheet Date, no product warranty, product liability, product recall or similar claims have been made against any Buyer Party except for routine claims. No Person (including, but not limited to, Governmental Authorities of any kind) has asserted in writing any claim against any Buyer Party under any Law relating to unfair competition, false advertising or other similar claims arising out of product warranties, guarantees, specifications, manuals or brochures or other advertising materials used by such Buyer Party. No product produced or sold by the IAC Business has been the subject or source of a product recall.

     7.25 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any of the Buyers who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement.

     7.26 Full Disclosure. No representation or warranty of IAC herein and no statement, information or certificate furnished or to be furnished by or on behalf of any Buyer pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                  ARTICLE VIII

                                    COVENANTS

     8.1 Conduct of Business. During the period from the date of this Agreement to the Closing Date, the Asset Sellers will, and Lear will cause the Sale Companies and the Asset Sellers to, conduct the Business in the Ordinary Course of Business, except as otherwise expressly contemplated by this Agreement or as set forth in Schedule 8.1. Without limiting the generality or effect of the foregoing, prior to the Closing Date, each Asset Seller will, and Lear will cause each Sale Company and Asset Seller to, in connection with the operation of the Business:

               (i) Use its commercially reasonable efforts to keep the Business intact and not take any action or do anything other than in the Ordinary Course of Business as presently conducted, and use its commercially reasonable efforts to keep intact, to preserve and maintain the goodwill associated with the Business and the material trading relationships of the Business and the Sale Companies (including with customers, suppliers and distributors);

               (ii) Continue existing practices relating to maintenance of the Purchased Assets;

               (iii) Not (A) sell, lease or dispose of, or enter into any lease, agreement or other Contract for the purchase, sale, lease or disposition of, or subject to a Lien (other than a Permitted Lien), any material asset that would be, but for such transaction, a Purchased Asset other than in the Ordinary Course of Business or (B) sell or dispose of a capital asset having an individual fair market value of more than E200,000 other than in the Ordinary Course of Business;

               (iv) Not adopt or propose any change in the certificate of incorporation or bylaws or equivalent charter or constitutional documents of a Sale Company;

               (v) Not issue any equity securities of a Sale Company or any warrants, options, convertible securities, or other rights to subscribe for or purchase equity securities of a Sale Company;

               (vi) Not waive any material rights of a Sale Company or any rights that constitute Purchased Assets or forgive or cancel any Indebtedness owing to a Sale Company or constituting Purchased Assets, in any case other than in the Ordinary Course of Business;

               (vii) Not incur any Indebtedness or guarantee any debt or other liability of any other Person that would constitute an Assumed Liability;

               (viii) Not increase the compensation payable or to become payable to any Transferred Employee or any employee of any Sale Company whose annual base compensation exceeds E100,000 except as required under a Contract listed in Schedule 8.1(viii) and except in the Ordinary Course of Business;

               (ix) Not enter into any employment Contract in respect of a Transferred Employee entitled to a base salary of E100,000 or more per annum;

               (x) Not adopt or enter into or vary any employee retirement or welfare benefit plan, providing for benefits to Transferred Employees;

               (xi) Not make any material changes to the accounting policies or procedures applicable in respect of the Business or Sale Companies except as may be required by GAAP;

               (xii) Not settle any material litigation to which a Sale Company is a party;

               (xiii) Not enter into or amend (other than in the Ordinary Course of Business) any Contract of a type described in Section 6.10; and

               (xiv) Not enter into any Contract or take any other action that would be inconsistent with any of the foregoing.

     8.2 Conduct of IAC Business. During the period from the date of this Agreement to the Closing Date, except as set forth on Schedule 8.2, IAC will, and will cause its Subsidiaries to:

               (i) Operate their respective businesses in the Ordinary Course of Business;

               (ii) Not split, combine, subdivide or reclassify any shares of capital stock or other equity securities of IAC or declare, set aside or pay any cash or stock dividend or other constructive or deemed distribution in respect of any shares of capital stock or other equity securities of IAC or otherwise make payments to the stockholders of IAC in their capacity as such, or redeem or otherwise acquire, any shares of capital stock or other equity securities of IAC;

               (iii) Not merge, restructure, recapitalize or reorganize with any Person;

               (iv) Not make any loans, advances or capital contributions to, or investments in, any other Person other than wholly-owned Subsidiaries; and

               (v) Not enter into any Contract or take any other action that would be inconsistent with any of the foregoing.

     8.3 Investigation by the Buyers. (a) Prior to the Closing, upon reasonable notice from IAC (on behalf of itself and the other Buyers) to Lear given in accordance with this Agreement, the Sellers will, and Lear and the Stock Sellers will cause the Sale Companies to, afford to the officers, attorneys, accountants or other authorized representatives of the Buyers reasonable access during normal business hours to the facilities, assets and the books and records of the Asset Sellers and the Sale Companies so as to afford the Buyers a reasonable opportunity to make, at their cost and expense, such review, examination and investigation of the Business as they may reasonably desire to make; provided, however, that the Sellers and the Sale Companies shall not be required to violate any obligation of confidentiality to which it is subject or to waive any privilege which it may possess in discharging its obligations pursuant to this
Section 8.3(a); and provided, further, that the Sellers and the Sale Companies shall not be required to furnish or otherwise make available to the Buyers customer-specific data or other competitively sensitive information relating to areas of the Business in which the Buyers or their Affiliates compete against the Sellers and the Sale Companies. The Buyers agree that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of to the Business. Notwithstanding the foregoing, nothing in this
Section 8.3(a) shall permit the Buyers to conduct any soil, groundwater or other environmental sampling without Lear's prior written consent. The Buyers at their sole cost will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. No Buyer will contact any employee of the Asset Sellers or the Sale Companies without previously consulting with an authorized representative of Lear. Prior to the Closing, the Sellers will furnish to IAC, or cause to be furnished to IAC, such financial and operating data and other information pertaining to the Business and the Sale Companies as IAC may reasonably request.

          (b) Prior to the Closing, upon reasonable notice from Lear (on behalf of itself and the other Sellers) to IAC given in accordance with this Agreement, the Buyers will afford to the officers, attorneys, accountants or other authorized representatives of the Sellers reasonable access during normal business hours to the facilities, assets and the books and records of the IAC Business so as to afford the Sellers a reasonable opportunity to make, at their cost and expense, such review, examination and investigation of the IAC Business as they may reasonably desire to make; provided, however, that the Buyers shall not be required to violate any obligation of confidentiality to which it is subject or to waive any privilege which it may possess in discharging its obligations pursuant to this Section 8.3(b); and provided, further, that the Buyers shall not be required to furnish or otherwise make available to the Sellers customer-specific data or other competitively sensitive information relating to areas of the Business in which the Sellers or their Affiliates compete against IAC. The Sellers agree that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of IAC. Notwithstanding the foregoing, nothing in this Section 8.3(b) shall permit the Sellers to conduct any soil, groundwater or other environmental sampling without IAC's prior written consent. The Sellers at their sole cost will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. No Seller will contact any employee of the Buyers without previously consulting with an authorized representative of IAC. Prior to the Closing, IAC will furnish to Lear, or cause to be furnished to Lear, such financial and operating data and other information pertaining to the IAC Business as Lear may reasonably request.

          (c) The Sellers and the Buyers agree that any exchange of information prior to the Closing shall be in compliance with all Antitrust Laws. The Sellers and the Buyers agree to ensure that information that its officers or other authorized representatives acquire, or to which they have access, is not used prior to the Closing in connection with any other activities that the respective party may have in the same (or related) market as the other party.

     8.4 Reasonable Best Efforts. (a) The Sellers and the Buyers will cooperate and use their respective reasonable best efforts to satisfy the conditions to Closing contained in this Agreement and to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including their respective reasonable best efforts to obtain, as soon as reasonably practicable after the date hereof, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts as are necessary to consummate the transactions contemplated by the Agreement and to fulfill the conditions to the sale contemplated hereby; provided, however, that no Seller or Sale Company or Buyer shall have any obligation to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person in order to obtain any such consents, approvals or waivers. The Buyers and the Sellers will cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority with respect to any such filing or any such transaction. Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The Sellers and the Buyers may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.4 as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, and economists or other agents engaged by such outside counsel, and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (the Sellers or the Buyers, as the case may be).

          (b) Each of the Buyers and the Sellers shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any Antitrust Laws. In connection therewith, if any legal proceedings are instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement is in violation of any Antitrust Law, each of the Buyers and the Sellers shall cooperate and use its commercially reasonable efforts to contest and resist any such legal proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, IAC and Lear decide that litigation is not in their respective best interests. Each of the Buyers and Sellers shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under any applicable Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, each of the Buyers and Sellers agrees to use its commercially reasonable efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible.

          (c) Notwithstanding the foregoing provisions of this Section 8.4 or any other provisions of this Agreement, in no event shall any Buyer or Seller be required to agree to any of the following actions: (i) any prohibition of or limitation on the ownership or operation of any portion of its or one of its Affiliate's business or assets other than the Purchased Assets, (ii) any requirement that it or one of its Affiliates divest, hold separate or otherwise dispose of any portion of its or its Affiliate's business or assets other than the Purchased Assets, (iii) any material limitation on its ability to acquire or hold, or exercise full rights of ownership of the material portion of the Purchased Assets or the Business, or (iv) any other limitation on its or one of its Affiliate's ability to effectively control its business or operations other than the Purchased Assets.

          (d) IAC will pay any filing fees incurred in connection with the regulatory approvals contemplated by Section 5.1.1, provided, however, that if this Agreement is terminated other than as a result of a breach by IAC of any provision of this Agreement, Lear will promptly reimburse IAC for 34% of any filing fees so incurred. Except as provided by the foregoing sentence, the parties will pay or cause to be paid all of their own fees and expenses contemplated by this Section 8.4, including but not limited to the fees and expenses of any broker, finder, financial advisor, legal advisor or similar person engaged by such party.

     8.5 Employment Matters.

          (a) Subject to the requirements of local Law, the Asset Sellers will, and Lear shall cause the Asset Sellers to, and the Asset Buyers will, and IAC will cause the Asset Buyers to, comply in a timely manner with any notification, information and consultation obligations to which the respective party is subject in the context of the transaction contemplated by this Agreement or under the Acquired Rights Directive vis-a-vis Transferred Employees, any Government Authority and any employee representation bodies of the Transferred Employees, including, but not limited to, works councils and unions. The wording of any written notification which the Asset Sellers propose to give to the Transferred Employees pursuant to this Section 8.5 shall be subject to the consent of the applicable Asset Buyer (such consent not to be unreasonably withheld). Prior to Closing, the Asset Sellers shall allow the Asset Buyers reasonable access to the Transferred Employees to present the case for transferring their employment to the Asset Buyers and no party shall directly or indirectly, take any steps which will or which may be seen to have the effect of discouraging any such Transferred Employee to transfer his or her employment to the relevant Asset Buyer.

          (b) The parties acknowledge and agree that the Acquired Rights Directive will apply to the sale and purchase of the Purchased Assets and the Assumed Liabilities under this Agreement and to the Transferred Employees. Subject to the requirements of local Law, and as specified in the respective Local Bills of Sale, after the Closing the Asset Buyers shall continue to employ the Transferred Employees under terms which are no less favorable to the terms of employment immediately prior to the Closing, or, where local Law does not provide for the automatic transfer of Transferred Employees, the relevant Asset Buyer shall make an offer to each Transferred Employee to employ him or her under a new offer to be at a base salary, compensation and benefits that are each no less favorable than the base salary, compensation and benefits enjoyed by the Transferred Employee immediately prior to Closing (a "Buyer Employee Offer"). No party to this Agreement will take any steps which will or which may be seen to have the effect of discouraging any such Employee to accept the Buyer Employee Offer. For the avoidance of doubt, this shall neither constitute any obligation of any Asset Buyer to employ or offer employment to an individual who is not a Transferred Employee, nor a promise of any additional remuneration or any termination protection guarantee, nor shall it refer to any potential benefits which are not subject to the respective national implementation of the Acquired Rights Directive.

          (c) In the event a Transferred Employee voluntarily elects not to transfer in accordance with the Acquired Rights Directive or rejects the Buyer Employee Offer, his or her employment or termination will remain the responsibility of the relevant Asset Seller which employs him or her. In either case, the applicable Asset Seller will indemnify the applicable Asset Buyer against any payments for notice, severance pay or any other payments which the relevant Asset Seller is obliged by Law to make to such an Employee as a result of such election or rejection.

          (d) The Asset Buyers shall make or cause to be made an offer to each Transferred Contractor to engage him or her under a new contract to commence immediately after Closing (a "Buyer Contractor Offer"), such offer to be on no less favorable terms to those enjoyed by the Transferred Contractor immediately prior to Closing. Neither party will take any steps which will or which may be seen to have the effect of discouraging any such contractor to accept the Buyer Contractor Offer. If any Transferred Contractor desires to accept the Buyer Contractor Offer, the relevant Asset Seller shall waive the requirement on the Transferred Contractor concerned to give any period of notice of termination of his or her contract so that the contractor can commence his or her engagement with the Asset Buyer at Closing. Where a Transferred Contractor rejects the Buyer Contractor Offer, his or her engagement or termination will remain the responsibility of the relevant Asset Seller and the Asset Sellers will indemnify the Asset Buyers against any payments for notice, severance pay or any other payments which the Asset Buyers or the Asset Sellers are obligated by Law to make to such a contractor as a result of such rejection. For the avoidance of doubt, this Section 8.5(d) shall neither constitute any obligation of any Asset Buyer to engage or offer an engagement to an individual other than a Transferred Contractor which otherwise needs not to be engaged or offered engagement, nor a promise of any additional remuneration or any termination protection guarantee or any potential benefits to which the Transferred Contractors are not otherwise entitled to receive under local Law or by virtue of this Agreement.

          (e) Upon a relevant request, the Sellers shall use commercially reasonable efforts to procure any necessary transfer to the Buyer Parties of Contracts or policies with third parties relating to Benefit Plans, including, but not limited to, pension insurance companies and insolvency protection providers.

          (f) For the avoidance of doubt, but subject to this Section 8.5, this
Section 8.5 shall neither constitute any obligation of any Asset Buyer to employ or offer employment to an individual other than the Transferred Employees which otherwise needs not to be employed or offered employment, nor a promise of any additional remuneration or any termination protection guarantee, nor shall it refer to any potential benefits to which the Transferred Employees are not entitled to under local Law or by virtue of this Agreement.

          (g) The Buyers shall cooperate with the Sellers in connection with any required notification to, or any required consultation with, employees, works councils and any other employee representative bodies, unions or relevant Government Authorities concerning the transaction contemplated under this Agreement.

          (h) The Swedish Seller shall reimburse IAC for all accrued vacation in respect of the employees of the Swedish Seller, minus the vacation time earned between September 30, 2005 and the Closing Date (to the extent unused as of the Closing Date) if and when such amounts are utilized, payable not more frequently than on a quarterly basis upon written request for payment by IAC to Lear, together with reasonable supporting documentation. For the avoidance of doubt, the parties agree that the amount of the reimbursement obligation of the Swedish Seller pursuant to this Section 8.5(h) shall be excluded from the calculation of the Closing Net Working Capital.

          (i) The Slovak Seller shall reimburse the Slovak Sale Company for any fine or penalty which may be imposed on the Slovak Sale Company in the context of the mass dismissal undertaken by the Slovak Sale Company in December 2003.

     8.6 Injunctions. Without limiting the generality or effect of any provision of Article V, if any Governmental Authority having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

     8.7 Press Releases. Except for the press release in substantially the form previously agreed to by representatives of Lear and IAC, prior to, on and for one year following the Closing, no party will issue or cause the publication of any press release or similar public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Lear (in the case of any Buyer) or IAC (in the case of any Seller), which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

     8.8 Post-Closing Notifications. IAC and Lear will, and each will cause its respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment, control or other Law of any Governmental Authority having jurisdiction over the Business or the transactions contemplated hereby.

     8.9 Access. (a) On the Closing Date, or as soon thereafter as practicable, and in no event later than 90 calendar days after the Closing Date, Lear will deliver or cause to be delivered to IAC (or as it shall direct) all original agreements, documents, books, records and files relating to the Business or the Sale Companies (collectively, "Records") in the possession of the Sellers or any Affiliate of any Seller to the extent not in the possession of any Buyer or a Sale Company, except for the Excluded Records.

          (b) After the Closing, upon reasonable notice, each party hereto will give, or cause to be given, to the representatives, employees, counsel and accountants of the other parties hereto reasonable access, during normal business hours, to Records and other books, records, documents and data relating to the Business or the Sale Companies with respect to periods prior to or including the Closing Date and will permit such Persons to examine and copy such Records and other data to the extent reasonably requested by the other party in connection with (i) tax and financial reporting matters, audits, legal proceedings, governmental investigations and other business purposes, (ii) the determination or enforcement of rights and obligations under this Agreement,
(iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) compliance with any applicable Law, (v) any actual or threatened action or proceeding and (vi) the verification of the Purchased Assets and Assumed Liabilities; provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any Contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information or information that is privileged or similarly protected from disclosure. The parties hereto will, and will cause their respective Affiliates to, cooperate with each other in the conduct of any tax audit, claim for refund of taxes or similar proceedings involving or otherwise relating to the Business (or the income therefrom or assets thereof) with respect to any Tax as may be necessary to carry out the intent of Section
8.14 (Transfer Taxes; Other Tax Matters).

     8.10 Certain Contracts. (a) Notwithstanding anything to the contrary in this Agreement, in the event that an assignment or purported assignment to any Asset Buyer of any Purchased Contract or Permit, or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of other parties thereto, constituted or would constitute a breach thereof or would not result in the relevant Asset Buyer receiving upon and after the Closing all of the rights of the relevant Asset Seller thereunder, then, in each such case, the relevant Asset Seller will be deemed not to have Transferred, and will not be obligated to Transfer, to the relevant Asset Buyer any direct or indirect right, title or interest in or to any such Contract without first having obtained all necessary consents and waivers. The Sellers will use commercially reasonable efforts to obtain such consents and waivers as may be necessary to cure such potential breach or violation or result in the relevant Asset Buyer receiving such rights; provided, however, that neither the Sellers nor any Sale Company shall have any obligation to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person in order to obtain any such consents, approvals or waivers.

          (b) To the extent that the consents and waivers referred to in the immediately preceding paragraph are not obtained, or until the breaches or violations referred to in the immediately preceding paragraph are resolved, the Sellers will use commercially reasonable efforts to (i) provide to the relevant Asset Buyer, at its request, the benefits of any such Contract, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the relevant Asset Buyer, and (iii) enforce, at the request, and for the account of the relevant Asset Buyer, any rights of the Asset Seller arising from any such Contract against the other party or parties to such Contract (including the right to elect to terminate in accordance with the terms thereof upon the direction of the relevant Asset Buyer). Notwithstanding any provision to the contrary contained herein, if the relevant Asset Buyer requests the benefits of any such Contract and to the extent such benefits are provided to such Asset Buyer, such Asset Buyer will perform or pay for the benefit of the other party or parties thereto the obligations of the relevant Asset Seller under or in connection with any such Contract and will indemnify and hold the relevant Asset Seller harmless from any Damages relating to, resulting from or arising out of the performance by the relevant Asset Seller or Asset Buyer or any failure by the relevant Asset Seller or Asset Buyer to so perform or pay.

     8.11 No Solicitation; Acquisition Proposals: (a) At all times prior to the Closing, each of the Sellers will not, and will cause its respective Subsidiaries and its and its Subsidiaries' respective affiliates, officers, directors, employees, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by it or any of its Subsidiaries) not to initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action intended to or which could reasonably be expected to lead to an Acquisition Proposal, or enter into or maintain or continue discussions or negotiations with any person in furtherance of, furnish any information to any other person with respect to, or approve, agree to, endorse or recommend, any Acquisition Proposal.

          (b) For the purposes of this Agreement, "Acquisition Proposal" means an inquiry, offer, proposal or other indication of interest regarding an ISD Sale. "ISD Sale" means the sale of all or a material portion of the Business other than as contemplated hereby, whether in the context of a sale of the Business alone or otherwise, but excluding a Lear Change in Control Transaction. A "Lear Change in Control Transaction" means a change in control transaction involving Lear (including any tender or exchange offer, or the execution of any acquisition agreement involving more than thirty percent (30%) of the outstanding common stock of Lear or all or substantially all of the assets of Lear and its subsidiaries, taken as a whole).

          (c) Each Seller will immediately terminate, and will cause its Subsidiaries and its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys and other representatives, to immediately terminate all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to the possibility of, an Acquisition Proposal. Each Seller will immediately demand that each Person which has heretofore executed a confidentiality agreement with the relevant Seller or any of its Affiliates or Subsidiaries or any of its or their respective directors, officers, employees, investment bankers, financial advisors, attorneys or other representatives with respect to such Person's consideration of a possible Acquisition Proposal immediately returns or destroys (which destruction will be certified in writing by such Person to the relevant Seller) all confidential information heretofore furnished by the relevant Seller or any of its Affiliates or Subsidiaries or any of its or their respective directors, officers, employees, investment bankers, financial advisors, attorneys or other representatives to such Person or any of its Affiliates or Subsidiaries or any of its or their respective directors, officers, employees, investment bankers, financial advisors, attorneys or other representatives.

     8.12 Collection of Payments. Following the Closing Date, (a) each Seller will, and will cause its Affiliates to, promptly, forward to IAC (for itself and/or on behalf of the other Buyers) any payments received by such Seller or its Affiliates with respect to any of the Purchased Assets, and any checks, drafts or other instruments payable to any Seller or any of its Affiliates will, when so delivered, bear all endorsements required to effectuate the transfer of the same to the relevant Buyer(s), (b) each Seller will, and will cause its Affiliates to, promptly forward to IAC (for itself and/or on behalf of the other Buyers) (or as it directs) any mail or other communications received by such Seller or its Affiliates relating to the Purchased Assets or the Assumed Liabilities, (c) each Buyer will, and will cause its Affiliates to, promptly forward to Lear (for itself and/or on behalf of the other Sellers) any payments received by any Buyer or its Affiliates with respect to any of the Excluded Assets, and any checks, drafts or other instruments payable to such Buyer or any of its Affiliates shall, when so delivered, bear all endorsements required to effect the transfer of the same to the relevant Seller(s), and (d) each Buyer will, and will cause its Affiliates to, promptly forward to Lear (for itself and/or on behalf of the other Buyers) (or as it directs) any mail or other communications received by such Buyer or any of its Affiliates relating to the Excluded Assets or the Retained Liabilities. IAC (for itself and on behalf of the other Buyers) and Lear (for itself and on behalf of the other Sellers) will deliver a statement in respect of any collections received on behalf of the other.

     8.13 Financial Statements. (a) Prior to the Closing, Lear shall deliver to IAC within fifteen (15) days after the end of each calendar month an unaudited balance sheet and related unaudited consolidated statement of income for the Business and the Sale Companies for the month then ended, which financial statements shall be deemed to be included within the definition of "Financial Statements" for purposes of Section 6.7.

          (b) Prior to the Closing, IAC shall deliver to Lear within fifteen
(15) days after the end of each calendar month an unaudited consolidated balance sheet for IAC and its Subsidiaries and related unaudited consolidated statement of income for IAC and its Subsidiaries for the month then ended, which financial statements shall be deemed to be included within the definition of "IAC Financial Statements" for purposes of Section 7.7.

     8.14 Tax Matters.

          (a) Tax Returns.

               (i) The Stock Sellers shall prepare and file, or cause to be prepared and filed, all of the Sale Companies' Income Tax Returns for all taxable years or periods ending on or before the Closing Date (to the extent each of the Sale Companies has not already done so). The Stock Sellers shall pay any Income Taxes shown as due thereon. The Stock Sellers shall prepare, or cause to be prepared, such Income Tax Returns using accounting methods and other practices that are consistent with those used by each of the Sale Companies in its prior Income Tax Returns. The Stock Sellers shall deliver, or cause to be delivered, a draft of each of the Income Tax Returns for each of the Sale Companies to the Stock Buyers not less than ninety (90) days prior to the due date for filing such Income Tax Returns (including extensions), and the Stock Buyers shall provide the Stock Sellers with comments on, and proposed changes to, such Income Tax Returns not later than sixty (60) days prior to such due date. If any aspect of such Income Tax Returns remains in dispute within thirty (30) days prior to the due date for filing such Income Tax Returns, the matter in dispute shall be submitted to the Accounting Firm for resolution. The decision of the Accounting Firm shall be final and binding on the parties, and the Stock Buyers shall bear 100% of the Accounting Firm's fees and expenses for such resolution.

               (ii) The Stock Buyers shall prepare and file, or cause to be prepared and filed, all of the Sale Companies' Income Tax Returns for all taxable years or periods ending after the Closing Date, and the Stock Buyers shall pay, or cause to be paid, all Income Taxes shown as due thereon; provided, that with respect to any Straddle Period, the Stock Buyers shall be entitled to reimbursement and indemnification as set forth in this Agreement.

               (iii) The Stock Buyers shall prepare and timely file, or cause to be prepared and timely filed, all Income Tax Returns of each of the Sale Companies that are due with respect to any Straddle Period. The Stock Buyers shall pay or cause to be paid all Income Taxes imposed on any of the Sale Companies shown as due and owing on such Income Tax Returns, subject to reimbursement and indemnification by the Stock Sellers pursuant to this Agreement. The Stock Buyers shall prepare, or cause to be prepared, such Income Tax Returns using accounting methods and other practices that are consistent with those used by each of the Sale Companies in its prior Income Tax Returns. The Stock Buyers shall deliver, or cause to be delivered, a draft of each of the Income Tax Returns for each of the Sale Companies to the Stock

     Sellers not less than ninety (90) days prior to the due date for filing such Income Tax Returns (including extensions), and the Stock Sellers shall provide the Stock Buyers with comments on, and proposed changes to, such Income Tax Returns not later than sixty (60) days prior to such due date. If any aspect of such Income Tax Returns remains in dispute within thirty
     (30) days prior to the due date for filing such Income Tax Returns, the matter in dispute shall be submitted to the Accounting Firm for resolution. The decision of the Accounting Firm shall be final and binding on the parties, and the Stock Buyers shall bear 100% of the Accounting Firm's fees and expenses for such resolution.

          (b) Apportionment of Income Taxes. For purposes of this Agreement, the portion of Income Tax of either of the Sale Companies that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a "Straddle Period") shall be apportioned between the period of the Straddle Period that begins before the Closing Date and extends through the Closing Date (the "Pre-Closing Straddle Period") and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the "Post-Closing Straddle Period") in accordance with this Section. With respect to any Straddle Period, the Stock Buyers and the Stock Sellers shall, to the extent permitted by Law, elect to treat the Closing Date as the last day of the taxable year or period of each of the Sale Companies and shall apportion any Income Taxes arising out of or relating to a Straddle Period to the Pre-Closing Straddle Period under the "closing-the-books" method as described in Treasury Regulation Section 1.1502-76(b)(2)(i) (or any similar provision of state, local or foreign Law). In any case where applicable Law does not permit any of the Sale Companies to treat the Closing Date as the last day of the taxable year or period, any Income Taxes arising out of or relating to a Straddle Period will be apportioned to the Pre-Closing Straddle Period based on a closing of the books of the relevant Sale Company; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annualized basis (including depreciation, amortization and depletion deductions) shall be apportioned on a daily pro rata basis, (ii) solely for purposes of determining the marginal tax rate applicable to income during such period in a jurisdiction in which such tax rate depends upon the level of income, annualized income shall be taken into account, and (iii) any net operating loss or credit carryforwards shall be used first against income or Tax arising in the Pre-Closing Straddle Period.

          (c) Indemnification by the Sellers. The Sellers shall jointly and severally indemnify and hold harmless the Buyer Parties for, and shall pay to the Buyers the monetary value of, (i) all Income Taxes (or the nonpayment thereof) of either of the Sale Companies for any Pre-Closing Tax Period and any Pre-Closing Straddle Period, excluding any Income Taxes resulting from the transfer of the Kolin Facility and any Income Taxes resulting from the transfer of the Prestice Facility; (ii) all Income Taxes of any member of an affiliated, combined or unitary group of which either of the Sale Companies is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law; (iii) any and all Income Taxes of any Person (other than either Sale Company) imposed on either of the Sale Companies as a transferee or successor, by contract or pursuant to any Law, which Income Taxes relate to an event or transaction occurring on or before the Closing Date; and (iv) any adverse consequences arising, directly or indirectly, from or in connection with any proceedings, claims, demands or assessments incidental to any of the matters set forth herein.

          (d) Indemnification by the Buyers. The Buyers shall indemnify and hold harmless the Sellers for any Taxes arising out of or relating to any breach of a Buyer's covenants contained herein.

          (e) Tax Sharing Agreements and Tax Elections. The Stock Sellers shall cause the Sale Companies to terminate as of the Closing Date any tax sharing, indemnity or allocation agreement between either of the Sale Companies and any other party. The Stock Sellers shall not, without the prior written consent of the Stock Buyers (which consent may not be unreasonably withheld), make or revoke, or cause or permit to be made or revoked, any Tax election pertaining to the Sale Company or ownership of the Shares.

          (f) Tax Records. The Sellers shall make available to the Buyers such records as the Buyers may require for the preparation of any Tax Return and such records as the Buyers may require for the defense of any proceeding, claim, demand or assessment concerning such Tax Return. The Buyer Parties shall make available to the Sellers such records as the Sellers may require for the preparation of any Tax Return and such records as the Sellers may require for the defense of any proceeding, claim, demand or assessment concerning any such Tax Return.

          (g) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) imposed on the Buyers, the Sellers or any of the Sale Companies in connection with this Agreement ("Transfer Taxes") shall be borne and paid three-fourths (3/4) by the Buyers and one-fourth (1/4) by the Sellers; provided, however, that with respect to any value added Taxes, such payments shall be determined net of any refunds. The Buyers, at their expense, shall cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. All such Transfer Taxes shall be paid by the Buyers and the Sellers in accordance with this Section 8.14(g) when due except for (i) any Transfer Taxes imposed in connection with the acquisition of the German Assets by the German Buyer or the Swedish Assets by the Swedish Buyer, which Transfer Taxes shall be paid when due by the Buyers and reimbursed by the Sellers in accordance with this Section 8.14(g) and (ii) any Transfer Taxes imposed in connection with the transfer of the Kolin Facility and Prestice Facility, which Transfer Taxes shall be paid when due by the Czech Sale Company following the Closing and partially reimbursed by the Sellers in accordance with this Section 8.14(g).

          (h) Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on any of the Sale Companies, the Buyers and the Sale Companies, on the one hand, and the Sellers, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. To the extent permitted by applicable Law, the parties shall take consistent positions with respect to all Tax matters. With regard to the transactions described in Sections 4.1(b) and 4.1(c), IAC shall take the same position as Lear provided there is at least a reasonable basis for Lear's position.

          (i) Certain Controversies. If any Taxing Authority issues to either Sale Company (i) a written notice of its intent to audit, examine or conduct another proceeding with respect to Taxes or Tax Returns of either Sale Company for periods ending prior to the Closing Date or (ii) a written notice of deficiency, a written notice of reassessment, a written proposed adjustment, a written assertion of claim or written demand concerning Taxes or Tax Returns of either Sale Company for periods beginning on or prior to the Closing Date, the Buyers or the relevant Sale Company shall notify the Sellers of their receipt of such communication from the Taxing Authority within ten (10) Business Days after receiving such written notice. No failure or delay of the Buyers or the relevant Sale Company in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Sellers pursuant to this Agreement, except to the extent that such failure or delay shall preclude the Sellers from defending against any liability or claim for Taxes that the Sellers are obligated to pay hereunder. The Buyers shall not allow either Sale Company to settle or otherwise resolve any such deficiency, reassessment, adjustment or assertion of claim or demand without the prior written approval of the Sellers. The Sellers shall have the right to represent the interests of the Sale Companies before the relevant Taxing Authority with respect to any inquiry, proceeding, claim, demand or assessment or other similar event relating to a taxable period that begins before and ends on or before the Closing Date (a "Pre-Closing Period Tax Matter") and the Sellers shall have the right to control the defense, compromise or other resolution of any such Pre-Closing Period Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Pre-Closing Period Tax Matter. The Sellers shall have the right to represent the interests of the Sale Companies before the relevant Taxing Authority with respect to any inquiry, proceeding, claim, demand or assessment or other similar event relating to a taxable period that begins before but does not end on or before the Closing Date to the extent such inquiry, proceeding, claim, demand or assessment or other similar event could give rise to a liability for which the Sellers could be liable under this Agreement (a "Straddle Period Tax Matter") and the Sellers shall have the right to control the defense, compromise or other resolution of any such Straddle Period Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Straddle Period Tax Matter. The Buyers shall have the right (but not the duty) to participate in the defense of such Straddle Period Tax Matter and to employ counsel, at their own expense, separate from counsel employed by the Sellers, and the Sellers shall not enter into any settlement of or otherwise compromise any such Straddle Period Tax Matter to the extent that it adversely affects the Tax liability of the Buyers without the prior written consent of IAC, which consent shall not be unreasonably withheld or delayed.

          (j) Tax Credits and Tax Benefits. The Buyers shall cause each of the Sale Companies to continue to pursue in good faith any and all Tax credits or Tax benefits for which either Sale Company could be eligible.

          (k) Tax Refunds. Any refunds of Income Taxes for Pre-Closing Tax Periods or Pre-Closing Straddle Periods shall be for the benefit of the Sellers, in accordance with Section 8.14(b).

          (l) Survival. Notwithstanding anything to the contrary in Article IX, the parties' obligations in this Section 8.14 shall survive until the applicable statute of limitations plus 30 days (including extensions).

     8.15 Use of Supplies and Materials Bearing Tradename.

          (a) Following the Closing, the Asset Buyers and/or Sale Companies may have in inventory a quantity of preprinted stationery, invoices, receipts, forms, advertising and promotional materials, training and source literature, packaging materials, labels and other supplies which bear the "Lear" name and variations and derivations thereof.

          (b) No Seller is conveying ownership rights or granting any Buyer Party or any of its Affiliates a license to use any of the Trademarks of any Seller, any Sale Company or any of their Affiliates after the Closing Date, except as set forth in the Intellectual Property License Agreement. In the event there are any inconsistencies between this Section 8.15 and the Intellectual Property License Agreement, the terms and provisions of the Intellectual Property License Agreement shall govern. The Buyers will, and will procure that the Sale Companies will (a) cease use of packaging, advertising, sales and promotional materials bearing any of the Sellers' corporate names, product identification numbers or consumer information telephone numbers and any other Excluded Assets, and (b) cease using or displaying the "Lear" name and any variations and derivations thereof upon the earlier of (i) the date all inventory, warehoused stock and finished product included in the Purchased Assets or held by the Sale Companies as of the Closing has been depleted and
(ii) the date falling six months after the Closing Date; provided, that the Buyers and the Sale Companies comply with all Laws in any use of such materials. From and after such date, the Asset Buyers shall not and the Stock Buyers shall procure that the Sale Companies shall not sell any such inventory or use any such materials for any purpose and shall destroy any such remaining materials. The Asset Buyers shall and the Stock Buyers shall procure that the Sale Companies shall cease using the trademarks of the Sellers on buildings, vehicles, signs and other fixed assets of the IAC Business as soon as possible following the Closing Date and, in any event, within a period not to exceed four
(4) months after the Closing Date. Each Asset Buyer severally agrees to indemnify and hold each Lear Indemnified Party harmless from any Damages relating to, resulting from or arising out of its use of supplies and materials bearing a Trademark of any Seller and each Stock Buyer severally agrees to indemnify and hold each Lear Indemnified Party harmless from any Damages relating to, resulting from or arising out of the use by the Sale Company acquired by it of supplies and materials bearing the Seller Trademarks, except in each case to the extent a Seller is obligated to indemnify a Buyer Indemnified Party with respect thereto.

          (c) The Asset Buyers and the Stock Buyers acknowledge that a violation of this Section 8.15 may cause the Sellers and their Affiliates irreparable harm which may not be adequately compensated for by money damages. The Asset Buyers and the Stock Buyers therefore agree that in the event of any such actual or threatened violation of this Section 8.15, the Sellers and any of their Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against the relevant Asset Buyer, Stock Buyer and any of its Affiliates to prevent any violations of this Section 8.15, without the necessity of posting a bond.

     8.16 Further Assurances. From time to time, as and when requested by either party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, as the requesting party may reasonably deem necessary or desirable to make effective the transactions contemplated by this Agreement, including executing and delivering such other instruments of conveyance and transfer as the Asset Buyers may reasonably request to more effectively convey and transfer to, and vest in, the Asset Buyers and put the Asset Buyers in possession of, any of the Purchased Assets.

     8.17 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than each party's counsel, accountants, financial advisors or lenders). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed transactions contemplated by this Agreement; provided, however, that after the Closing, the Buyers may use or disclose any confidential information reasonably related to the Business; provided, further, that to the extent that a Person receiving confidential information hereunder may become required by law or regulation to disclose any of such confidential information, such Person (a) may only disclose such information if it will first have used commercially reasonable efforts to, and, if practicable, will have afforded the other party the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed and (b) if such protective order or other remedy is not obtained, or the other party waives such Person's compliance with the provisions of this Section 8.17, it will only furnish that portion of the confidential information which is legally required to be so disclosed. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information (i) which is or becomes generally available to the public other than as a result of a disclosure by the party receiving the confidential information, (ii) that was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or (iii) becomes available to the receiving party from a Person other than the disclosing party or its Affiliates who is not, to the receiving party's knowledge, subject to any legally binding obligation to keep such information confidential.

     8.18 Zwiesel Grant. The German Seller will pay to Regierung von Niederbayernidentify any and all amounts due and payable under the Zwiesel Grant; provided that, if any Liabilities relating to the Zwiesel Grant arise after the Closing as a result of changes implemented by a Buyer Party in the conduct of the portion of the Business previously conducted by the German Seller (including as a result of any action or inaction by any Buyer Party changing employment or capital expenditures at the facility of the Business in Zwiesel, Germany), the German Buyer will pay, honor and discharge when due all such Liabilities.

     8.19 Other Real Estate Matters. (a) Prior to the Closing, IAC and Lear will negotiate in good faith (1) a mutually acceptable lease on commercially reasonable terms for the lease from the Swedish Seller to the Swedish Buyer after the Closing of a portion of the Swedish Seller's facility in Trollhattan, Sweden relating to engineering and administrative personnel; (2) a mutually acceptable lease on commercially reasonable terms for the lease from the German Buyer to the German Seller after the Closing of a portion of the facility in Ebersberg, Germany included in the Purchased Assets relating to engineering and administrative personnel; (3) if the Prestice Facility is transferred prior to Closing or is to be transferred following Closing in accordance with Section 8.19(b), a mutually acceptable lease on commercially reasonable terms for the lease from Lear Corporation Electrical and Electronics s.r.o. to the Czech Sale Company after the Closing of a portion of the Prestice Facility; and (4) a mutually acceptable lease on commercially reasonable terms for the lease from the Swedish Buyer to the Swedish Seller after the Closing of a portion of the administrative facility in Gothenburg, Sweden included in the Purchased Assets.

          (b) In the event IAC determines in its discretion prior to Closing that Lear should retain the Prestice Facility, Lear shall, following notice of such determination from IAC, use commercially reasonable efforts prior to the Closing to transfer the Prestice Facility from the Czech Sale Company to an Affiliate of Lear to be designated by Lear. In the event such conveyance does not occur prior to the Closing, the parties shall use commercially reasonable efforts after the Closing to as soon as practicable convey the Prestice Facility from the Czech Sale Company to an Affiliate of Lear to be designated by Lear. The costs of such conveyance shall be borne and paid three-fourths (3/4) by the Buyers and one-fourth (1/4) by the Sellers, whether such conveyance occurs prior to or following the Closing.

          (c) Lear shall use commercially reasonable efforts prior to the Closing to transfer the Kolin Facility and the Kolin business from the Czech Sale Company to an Affiliate of Lear to be designated by Lear. In the event such conveyance does not occur prior to the Closing, the parties shall use commercially reasonable efforts after the Closing to as soon as practicable convey the Kolin Facility from the Czech Sale Company to an Affiliate of Lear to be designed by Lear. The costs of such conveyance shall be borne and paid three-fourths (3/4) by the Buyers and one-fourth (1/4) by the Sellers, whether such conveyance occurs prior to or following the Closing.

          (d) Except as expressly set forth in this Agreement, the Buyers hereby waive all claims against the Sellers under the Land Code (Sw. Jordabalken) with respect to each and every type of error and defect in the Real Property sold by the Swedish Seller to the Swedish Buyer.

     8.20 Change of Corporate Name. The Buyer Parties acknowledge and agree that all of their rights in and to, and ownership of, the names "Lear" and any names substantially similar thereto shall belong to the Sellers. From and after the Closing, the Buyer Parties shall be prohibited from using such names, except to the extent expressly set forth in this Agreement or the Intellectual Property License Agreement. Promptly following the Closing, the Buyer Parties shall file all documents with the appropriate Governmental Authorities to change the names of the Sale Companies to names that do not contain the word "Lear" or any other substantially similar word.

     8.21 Capital Leases. Prior to the Closing, Lear shall pay in full the capital leases identified on Schedule 8.21 or otherwise transfer to the Buyers the partnership interests holding only the assets underlying such capital leases; provided, that the acquisition of such partnership interests does not impose any additional costs or risks.

     8.22 Reimbursement for Excluded Assets. At the Closing, Lear shall reimburse IAC by wire transfer of immediately available funds to an account designated in writing by IAC $350,000 to compensate IAC for certain information technology assets of the Asset Sellers that are Excluded Assets.

     8.23 Reimbursement for Sale Company Assets. Lear shall deliver to IAC, no later than 60 days after the Closing Date, Lear's calculation of the Sale Companies Adjustment. If IAC does not provide a notice of dispute to Lear with respect to Lear's calculation of the Sale Companies Adjustment within 30 days after Lear's delivery of the calculation, the Sale Companies Adjustment provided by Lear shall be deemed the finally determined Sale Companies Adjustment. Any resolution of the Sale Companies Adjustment shall be subject to the access to information procedures and dispute resolution procedures set forth in Section
4.3. If the amount of the Sale Companies Adjustment is a positive number, IAC shall cause the applicable Sale Company or Companies to pay to the applicable Stock Seller(s) promptly after the final determination of the Sale Companies Adjustment an amount equal to the amount by which the Sale Companies Adjustment exceeds $0. If the amount of the Sale Companies Adjustment is a negative number, Lear shall cause the applicable Stock Seller(s) to pay to the applicable Sale Company or Companies promptly after the final determination of the Sale Companies Adjustment an amount equal to the amount by which the Sale Companies Adjustment is less than $0. Lear and IAC shall cause any inter-company payables between a Sale Company and Lear or any of Lear's Subsidiaries outstanding at Closing (other than inter-company trade accounts payable) to be paid in full no later than the date on which the payment set forth above is made with respect to the Sale Companies Adjustment.

                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

     The provisions of this Article IX on indemnification shall collectively apply to indemnification due pursuant to this Agreement or the Local Bills of Sale.

     9.1 Survival. Except in the event of a fraudulent or intentional breach of representation or warranty, the representations and warranties of the parties contained in Articles VI and VII of this Agreement will not survive the Closing; provided that the representation and warranty of the Sellers in Section 6.9 shall survive for a period of eighteen (18) months following the Closing Date. All covenants and agreements of the parties contained in this Agreement will survive the Closing in accordance with their terms.

     9.2 Indemnification and Restructuring Costs. (a) Each of the Stock Buyers and the Asset Buyers will severally indemnify, defend and hold harmless the Sellers and their respective Affiliates, officers, directors, employees, affiliates, stockholders and agents, and the successors to the foregoing (and their respective officers, directors, employees, affiliates, stockholders and agents) (each, a "Lear Indemnified Party"), against any and all liabilities, damages and losses and all costs or expenses, including reasonable attorneys' fees and expenses ("Damages"), incurred or suffered as a result of or arising out of (i) any intentional or fraudulent breach by it of any representation or warranty made by it in this Agreement or in the Local Bills of Sale, (ii) any breach by it of any covenant or agreement made or to be performed by it pursuant to this Agreement or any of the Local Bills of Sale, and (iii) any Assumed Liabilities. IAC jointly and severally with the applicable Stock Buyer or Asset Buyer will indemnify, defend and hold harmless each Lear Indemnified Party from all Damages incurred or suffered as a result of or arising out of the failure of the applicable Stock Buyer or Asset Buyer to satisfy its indemnification obligations set forth in the preceding sentence.

          (b) Each of the Asset Sellers and the Stock Sellers will severally indemnify, defend and hold harmless the Buyers, the Sale Companies, their respective Affiliates, their officers, directors, employees, affiliates, stockholders and agents, and the successors to the foregoing (and their respective officers, directors, employees, affiliates, stockholders and agents) (each, a "Buyer Indemnified Party") against Damages incurred or suffered as a result of or arising out of (i) any intentional or fraudulent breach of any representation or warranty made by it in this Agreement or in the Local Bills of Sale, (ii) any breach of any covenant or agreement made or to be performed by it pursuant to this Agreement or any of the Local Bills of Sale, (iii) any Retained Liabilities, (iv) any breach of the representation and warranty of the Sellers contained in Section 6.9, and (v) any Retained Sale Company Liabilities. Notwithstanding anything to the contrary in this Agreement, any indemnification obligations of the Sellers as a result of or arising out of a breach of Section
6.9 shall terminate on the date that is eighteen (18) months after the Closing Date; provided, that if a Buyer Indemnified Party delivers to a Seller before the date that is eighteen (18) months after Closing Date a claim for indemnification for which the Buyer Indemnified Party reasonably expects to incur Damages pursuant to Section 6.9, then the indemnification obligations for such Damages shall survive until, but only for purposes of, the resolution of the matter covered by such claim. Lear jointly and severally with the applicable Stock Seller or Asset Seller will indemnify, defend and hold harmless each Buyer Indemnified Party from all Damages incurred or suffered as a result of or arising out of the failure of the applicable Stock Seller or Asset Seller to satisfy its indemnification obligations set forth in the preceding sentence.

          (c) The parties acknowledge that, following the Effective Date, it is anticipated that certain actions will be undertaken by IAC to restructure the Business, including the closure of the Lear facility in Tanum, Sweden (the "Tanum Plant") and the relocation of production from the Tanum Plant to Teresin, Poland (collectively, the "Teresin Relocation"). IAC will consult with Lear to the extent reasonably practicable prior to implementing the Teresin Relocation and will keep Lear reasonably informed as to the status of the Teresin Relocation. Lear will, or will cause the Swedish Asset Seller to, reimburse IAC or the relevant Asset Buyer for the costs or other Liabilities incurred by such Asset Buyer resulting from or arising out of, the Teresin Relocation up to an aggregate maximum amount of $6.7 million (the "Retained Restructuring Costs"), based on the applicable exchange rate on the date of invoice as published in the Wall Street Journal, except for any costs or Liabilities arising out of any violation of Law or any negligence by any Buyer in connection with the Teresin Relocation. The Retained Restructuring Costs shall be reimbursed to IAC promptly after the demand therefor and receipt of reasonable supporting documentation.

          (d) IAC will indemnify the Seller Indemnified Parties and hold them harmless against the costs of, and any other Liabilities incurred by them to the extent resulting from or arising out of, the Teresin Relocation in excess of the Retained Restructuring Costs (the "Assumed Restructuring Costs").

     9.3 Procedures. (a) If any Person who or which is entitled to seek indemnification under Section 9.2 (an "Indemnified Party") receives notice of the assertion or commencement of any Third-Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an "Indemnifying Party") is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 days after receipt of such written notice of such Third-Party Claim. Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third-Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel

(reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense; provided, however, that IAC will be entitled to control the handling of any proceeding, claim, demand or assessments based on a claim for Taxes arising out of or relating to any taxable year or period of any of the Sale Companies ending after the Closing Date.

          (b) If, within ten days after giving notice of a Third-Party Claim to an Indemnifying Party pursuant to Section 9.3(a), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third-Party Claim as provided in the last sentence of Section 9.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof provided, that if there exists a conflict of interest (including the availability of one or more legal defenses to the Indemnified Party which are not available to the Indemnifying Party) that would make it inappropriate in the reasonable judgment of the Indemnified Party (upon and in conformity with advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party will be entitled to retain one counsel reasonably acceptable to the Indemnifying Party, at the expense of the Indemnifying Party; and provided further, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten days after receiving written notice from the Indemnified Party, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third-Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties. If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such settlement offer. The Indemnified Party will provide the Indemnifying Party with reasonable access during normal business hours to books, records and employees of the Indemnified Party necessary in connection with the Indemnifying Party's defense of any Third-Party Claim which is the subject of a claim for indemnification by an Indemnified Party hereunder.

          (c) Any claim by an Indemnified Party on account of Damages which does not result from a Third-Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of ten days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such ten day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

          (d) A failure to give timely notice or to include any specified information in any notice as provided in Section 9.3(a), 9.3(b) or 9.3(c) will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

          (e) Notwithstanding anything to the contrary in this Agreement, in no event shall any party who is entitled to indemnification under this Article IX have the right to set off amounts owed (or asserted to be owed) to such party under this Article IX and any and all such set off rights that may exist under common law, by statute or otherwise are hereby unconditionally waived. Upon payment in full of any Direct Claim for indemnification pursuant to this Article IX or the payment of any judgment or settlement with respect to a Third-Party Claim, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any Person with respect to the subject matter of such Direct Claim or Third-Party Claim.

          (f) Each of the parties acknowledges and agrees that such party entered into this Agreement and the Ancillary Agreements based solely on the representations and warranties set forth in this Agreement and the Ancillary Agreements, and such party is not relying on any other information (oral or written) provided by one party to the other, including business plans and forecasts. As part of the bargained-for consideration among the parties in respect of the transactions contemplated by this Agreement and the Ancillary Agreements, following the Closing, the rights and remedies of the parties in this Agreement and the Ancillary Agreements constitute the sole and exclusive rights and remedies of the parties under this Agreement and the Ancillary Agreements in respect of the transactions contemplated hereby, all other rights and remedies being hereby irrevocably waived, except for claims based on common law fraud.

     9.4 Treatment of Indemnification Payments. Any amount paid by a Seller or Buyer under Sections 8.14 and 9.2 will be treated as an adjustment that shall be allocated on the basis set forth on Schedule 4.2, unless otherwise agreed.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 Notices. All notices, requests, claims, demands and other communications to any party hereunder must be in writing (including facsimile transmission, which must be confirmed) and will be given to such party at its address and facsimile number set forth in Schedule 10.1 (as applicable) (which may be changed by such party upon notice in accordance with this Section 10.1).

All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication will be deemed not to have been received until the next succeeding Business Day in the place of receipt following the date of receipt.

     10.2 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.

     10.3 Expenses. Whether or not the transaction contemplated by this Agreement are consummated, except as otherwise expressly provided for herein, the parties (including, in the case of Lear, the Sale Companies) will pay or cause to be paid all of their own fees and expenses incident to this Agreement and in preparing to consummate and in consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, investment banker, legal advisor or similar person engaged by such party.

     10.4 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No Seller may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) without the prior written consent of IAC. Any assignment in violation of the preceding sentence will be void ab initio. Any Buyer may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including by way of merger or operation of law) to any of its Affiliates without the prior consent of any other party; provided, that no such assignment shall relieve any Buyer of its obligations hereunder.

     10.5 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

     10.6 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the Laws that might otherwise govern under principles of conflict of laws thereof. In the event of a conflict between this Agreement and the provisions or a local interpretation of a Local Bill of Sale, this Agreement shall prevail.

     10.7 Public Announcements. From the date hereof until the Closing Date, IAC and Lear will consult with each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby.

     10.8 Dispute Escalation and Binding Arbitration; Jurisdiction. (a) In the event of any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement (including disputes as to the creation, validity, interpretation, breach or termination of this Agreement) (a "Dispute"), then upon the written request of either party, each of the parties will appoint a designated senior business executive whose task it will be to meet for the purpose of endeavoring to resolve the Dispute. The designated executives will meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. Such executives will discuss the Dispute and will negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding relating thereto. The specific format for such discussions will be left to the discretion of the designated executives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. No formal proceedings for the resolution of the Dispute may be commenced until the earlier to occur of (i) a good faith mutual conclusion by the designated executives that amicable resolution through continued negotiation of the matter in issue does not appear likely or (ii) the 30th day after the initial request to negotiate the Dispute.

          (b) Except to the extent unenforceable under the applicable Laws of any jurisdiction specified in Schedule A with respect to a dispute arising under or in respect of any Local Bill of Sale applicable to such jurisdiction (in which case such dispute shall be resolved in accordance with the terms of such Local Bill of Sale), any Dispute, if not resolved informally through negotiation between the parties as contemplated by Section 10.8(a), will be resolved by final and binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then applicable. Three arbitrators will be selected by the parties' mutual agreement or, failing that, by the AAA, and the arbitrators will allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The arbitrators will reference the Federal Rules of Civil Procedure then in effect in setting the scope of discovery, except that no requests for admissions will be permitted and interrogatories will be limited to identifying (i) persons with knowledge of relevant facts and (ii) expert witnesses and their opinions and the bases therefore. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Any negotiation, mediation or arbitration conducted pursuant to this Section 10.8 will take place in New York, New York. Each party will bear its own costs and expenses with respect to any such negotiation or arbitration, including one-half of the fees and expenses of the arbitrators, if applicable; provided, that if the Closing has occurred, any fees and expenses of the arbitrators, if applicable, shall be borne and paid three-fourths (3/4) by the Buyers and one-fourth (1/4) by the Sellers. Other than those matters involving injunctive relief or any action necessary to enforce the award of the arbitrators, the parties agree that the provisions of this Section 10.8 are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute. Nothing in this Section 10.8 prevents the Parties from exercising their right to terminate this Agreement in accordance with Section 5.6.

          (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     10.9 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek enforcement specifically of the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     10.11 Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

     10.12 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement.

     10.13 Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid, illegal or otherwise unenforceable, in whole or in part, the remaining provisions or enforceable parts thereof will not be affected thereby and will be enforced to the fullest extent permitted by Law. In addition, should any provision or any portion thereof ever be adjudicated by a court of competent jurisdiction to exceed the time or other limitation permitted by applicable Law as determined by such court in such action, then such provisions will be decreased, performed to the maximum time or other limitations prescribed by applicable Law, the parties acknowledging their desire that in such event such action be taken.

     10.14 Certain Interpretive Matters. (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words, "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All references to "$" or dollar amounts will be to lawful currency of the United States of America. All references to "E" or euro amounts will be to the official monetary unit of participating members of the European Union. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each party hereto has set forth information in its respective Disclosure Schedule in a section that corresponds to the section of this Agreement to which it relates. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed in the Schedules for every other Section of the Agreement to the extent that it is reasonably apparent that such disclosure was applicable with respect to such other Sections of this Agreement. All references to Laws in this Agreement will include any applicable amendments thereunder. To the extent the term "day" or "days" is used, it will mean calendar days (unless referred to as a "Business Day"). Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected therein. Such additional matters may be set forth for informational purposes, do not necessarily include other matters of a similar nature that are not required to be reflected in the Schedules, and do not establish any standard or definition of materiality. Each party may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any Schedule, in order to add information or correct previously supplied information. No such amendment shall be evidence, in and of itself, that the representations and warranties in the corresponding Section are no longer true and correct in all material respects or give rise to any potential Liability on the part of the Sellers to the Buyer Indemnified Parties except to the extent that to the Knowledge of Seller, there was a Liability of the Asset Sellers or the Sale Companies existing as of the date hereof that was required to be disclosed as of the date of this Agreement in a Schedule to this Agreement and was not so disclosed. It is specifically agreed that such Schedules may be amended to add immaterial, as well as material, items thereto. No such supplemental, amended or additional Schedule shall be deemed to cure any breach for purposes of Section 5.1.2 or 5.2.2.

          (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have dully executed this Agreement on the date first above written.

                                        Lear Corporation


                                        By: /s/ Daniel A. Ninivaggi
                                            ------------------------------------
                                        Name: Daniel A. Ninivaggi
                                              ----------------------------------
                                        Title: Senior Vice President, Secretary
                                               ---------------------------------
                                               and General Counsel
                                               ---------------------------------


                                        Lear East European Operations S.a.r.L.


                                        By: /s/ Paul R. Jefferson
                                            ------------------------------------
                                        Name: Paul R. Jefferson
                                              ----------------------------------
                                        Title: Director
                                               ---------------------------------


                                        Lear Holdings (Hungary) Kft


                                        By: /s/ Paul R. Jefferson
                                            ------------------------------------
                                        Name: Paul R. Jefferson
                                              ----------------------------------
                                        Title: Authorized Signatory
                                               ---------------------------------


                                        Lear Corporation GmbH


                                        By: /s/ Paul R. Jefferson
                                            ------------------------------------
                                        Name: Paul R. Jefferson
                                              ----------------------------------
                                        Title: Director
                                               ---------------------------------


                                        Lear Corporation Sweden AB


                                        By: /s/ Paul R. Jefferson
                                            ------------------------------------
                                        Name: Paul R. Jefferson
                                              ----------------------------------
                                        Title: Director
                                               ---------------------------------


                                        Lear Corporation Poland Sp. zo.o.


                                        By: /s/ Paul R. Jefferson
                                            ------------------------------------
                                        Name: Paul R. Jefferson
                                              ----------------------------------
                                        Title: Director
                                               ---------------------------------

                                        International Automotive Components
                                        Group, LLC


                                        By: /s/ Stephen Toy
                                            ------------------------------------
                                        Name: Stephen Toy
                                              ----------------------------------
                                        Title: Director
                                               ---------------------------------


                                        International Automotive Components
                                        Group SARL


                                        By: /s/ Stephen Toy
                                            ------------------------------------
                                        Name: Stephen Toy
                                              ----------------------------------
                                        Title: Director
                                               ---------------------------------


                                        International Automotive Components
                                        Group Limited


                                        By: /s/ Stephen Toy
                                            ------------------------------------
                                        Name: Stephen Toy
                                              ----------------------------------
                                        Title: Director
                                               ---------------------------------


                                        International Automotive Components
                                        Group GmbH


                                        By: /s/ Stephen Toy
                                            ------------------------------------
                                        Name: Stephen Toy
                                              ----------------------------------
                                        Title: Director
                                               ---------------------------------


                                        International Automotive Components
                                        Group AB


                                        By: /s/ Stephen Toy
                                            ------------------------------------
                                        Name: Stephen Toy
                                              ----------------------------------
                                        Title: Director
                                               ---------------------------------